                                                                     Exhibit 2.1


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                             AGREEMENT AND PLAN OF MERGER



                       DATED AS OF THE 2nd DAY OF APRIL, 1998



                                    BY AND BETWEEN



                            ASTORIA FINANCIAL CORPORATION



                                         AND


                              LONG ISLAND BANCORP, INC.





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


           ===============================================================
                                  TABLE OF CONTENTS

                                     ARTICLE I

                                     THE MERGER

Section 1.01 Structure of the Merger . . . . . . . . . . . . . . . . . . . . .2
Section 1.02 Effect on Outstanding Shares of LISB Common Stock . . . . . . . .2
Section 1.03 Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . .3
Section 1.04 Stock Options.  . . . . . . . . . . . . . . . . . . . . . . . . .5
Section 1.05 Bank Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .6
Section 1.06 Directors of AFC after Effective Time . . . . . . . . . . . . . .7
Section 1.07 Alternative Structure . . . . . . . . . . . . . . . . . . . . . .7

                                     ARTICLE II

                           REPRESENTATIONS AND WARRANTIES

Section 2.01 Disclosure Letters. . . . . . . . . . . . . . . . . . . . . . . .7
Section 2.02 Standards . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
Section 2.03 Representations and Warranties of LISB. . . . . . . . . . . . . .8
Section 2.04 Representations and Warranties of AFC . . . . . . . . . . . . . 24

                                    ARTICLE III

                             CONDUCT PENDING THE MERGER

Section 3.01 Conduct of LISB's Business Prior to the Effective Time. . . . . 36
Section 3.02 Forbearance by LISB . . . . . . . . . . . . . . . . . . . . . . 36
Section 3.03 Conduct of AFC's Business Prior to the Effective Time . . . . . 40
Section 3.04 Forbearance by AFC. . . . . . . . . . . . . . . . . . . . . . . 41

                                     ARTICLE IV

                                     COVENANTS

Section 4.01 Acquisition Proposals . . . . . . . . . . . . . . . . . . . . . 41
Section 4.02 Certain Policies of LISB. . . . . . . . . . . . . . . . . . . . 42
Section 4.03 Access and Information. . . . . . . . . . . . . . . . . . . . . 43
Section 4.04 Certain Filings, Consents and Arrangements. . . . . . . . . . . 44
Section 4.05 Antitakeover Provisions . . . . . . . . . . . . . . . . . . . . 44
Section 4.06 Additional Agreements . . . . . . . . . . . . . . . . . . . . . 45
Section 4.07 Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
Section 4.08 Stockholders' Meeting . . . . . . . . . . . . . . . . . . . . . 45
Section 4.09 Joint Proxy Statement-Prospectus; Comfort Letters.. . . . . . . 46

Section 4.10 Registration of AFC Common Stock. . . . . . . . . . . . . . . . 46
Section 4.11 Affiliate Letters . . . . . . . . . . . . . . . . . . . . . . . 47
Section 4.12 Notification of Certain Matters . . . . . . . . . . . . . . . . 47
Section 4.13 Directors and Officers; Advisory Board; Litigation Committee. . 47
Section 4.14 Indemnification; Directors' and Officers' Insurance . . . . . . 49
Section 4.15 Pooling and Tax-Free Reorganization Treatment . . . . . . . . . 51
Section 4.16 Employees; Benefit Plans and Programs . . . . . . . . . . . . . 51

                                     ARTICLE V

                             CONDITIONS TO CONSUMMATION

Section 5.01 Conditions to Each Party's Obligations. . . . . . . . . . . . . 53
Section 5.02 Conditions to the Obligations of AFC and the Association
               under this Agreement. . . . . . . . . . . . . . . . . . . . . 54
Section 5.03 Conditions to the Obligations of LISB . . . . . . . . . . . . . 55

                                     ARTICLE VI

                                    TERMINATION

Section 6.01 Termination . . . . . . . . . . . . . . . . . . . . . . . . . . 57
Section 6.02 Effect of Termination . . . . . . . . . . . . . . . . . . . . . 61
Section 6.03 Third Party Termination Fee to AFC. . . . . . . . . . . . . . . 61

                                    ARTICLE VII

                     CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

Section 7.01 Effective Date and Effective Time . . . . . . . . . . . . . . . 62
Section 7.02 Deliveries at the Closing . . . . . . . . . . . . . . . . . . . 63

                                    ARTICLE VIII

                               CERTAIN OTHER MATTERS

Section 8.01 Certain Definitions; Interpretation . . . . . . . . . . . . . . 63
Section 8.02 Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
Section 8.03 Waiver; Amendment . . . . . . . . . . . . . . . . . . . . . . . 63
Section 8.04 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . 64
Section 8.05 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . 64
Section 8.06 Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
Section 8.07 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
Section 8.08 Entire Agreement, etc.. . . . . . . . . . . . . . . . . . . . . 65
Section 8.09 Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . 65

EXHIBITS

Exhibit 1.05        Plan of Bank Merger
Exhibit 4.11(a)     Form of Affiliate Letter for LISB Affiliates
Exhibit 4.11(b)     Form of Affiliate Letter for AFC Affiliates

     This is an AGREEMENT AND PLAN OF MERGER, dated as of the 2nd day of April, 1998 (the "Agreement"), by and between Astoria Financial Corporation, a Delaware corporation ("AFC"), and Long Island Bancorp, Inc., a Delaware corporation ("LISB").


                                INTRODUCTORY STATEMENT

     The Board of Directors of each of AFC and LISB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of AFC and LISB, respectively, and in the best long-term interests of their respective stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and (iii) has approved, at meetings of each of such Boards of Directors, this Agreement.

     Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to AFC's willingness to enter into this Agreement, AFC and LISB have entered into a stock option agreement (the "LISB Option Agreement"), pursuant to which LISB has granted to AFC an option to purchase shares of LISB's common stock, par value $0.01 per share (the "LISB Common Stock"), upon the terms and conditions therein contained and, as a condition and inducement to LISB's willingness to enter into this Agreement, LISB and AFC have entered into a stock option agreement (the "AFC Option Agreement") pursuant to which AFC has granted LISB an option to purchase shares of AFC common stock, par value $0.01 per share (the "AFC Common Stock") upon the terms and conditions therein contained.

     The parties hereto intend that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), for federal income tax purposes, and that the Merger shall be treated as a "pooling-of-interests" for accounting purposes.

     Promptly following the consummation of the Merger, the parties hereto intend that The Long Island Savings Bank, FSB, a wholly owned subsidiary of LISB ("LISB Bank"), and Astoria Federal Savings and Loan Association, a wholly owned subsidiary of Astoria (the "Association") shall be merged (the "Bank Merger").

     AFC and LISB desire to make certain representations, warranties and agreements in connection with the business combination transactions provided for herein and to prescribe various conditions to the transactions.

     In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                     ARTICLE I

                                     THE MERGER

     SECTION 1.01 STRUCTURE OF THE MERGER.   On the Effective Date (as defined
in Section 7.01), LISB will merge with and into AFC (the "Merger"), with AFC being the surviving entity, pursuant to the provisions of, and with the effect provided in the Delaware General Corporation Law (the "DGCL"). Upon consummation of the Merger, the separate corporate existence of LISB shall cease. The certificate of incorporation and bylaws of AFC, as in effect immediately prior to the Effective Time (as defined in Section 7.01), shall be the certificate of incorporation and bylaws of the surviving corporation, until altered, amended or repealed in accordance with their terms and applicable law. The authorized capital stock of the surviving corporation shall be as stated in the certificate of incorporation of AFC immediately prior to the Effective Time. Each share of AFC Common Stock and AFC Preferred Stock (as defined herein) issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

     SECTION 1.02 EFFECT ON OUTSTANDING SHARES OF LISB COMMON STOCK.

     (a) By virtue of the Merger, automatically and without any action on the part of the holders of LISB Common Stock, each share of LISB Common Stock issued and outstanding at the Effective Time (other than (i) shares held directly or indirectly by AFC (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), (ii) shares held as treasury stock and (iii) unallocated shares held in LISB's Management Recognition and Retention Plan for the Executive Officers or LISB's Management Recognition and Retention Plan for Non-Employee Directors (together, the "MRPs") (the shares referred to in clauses (i), (ii) and (iii) are hereinafter collectively referred to as the "Excluded Shares")) together with the related preferred share purchase right issued pursuant to the Rights Agreement (the "LISB Rights Agreement"), dated as of April 22, 1997, between LISB and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (the "LISB Preferred Share Purchase Right") shall become and be converted into the right to receive 1.15 shares of AFC Common Stock (the "Exchange Ratio"), together with the related preferred share purchase right issued pursuant to the Rights Agreement (the "AFC Rights Agreement"), dated as of July 17, 1996 between AFC and ChaseMellon Shareholder Services, L.L.C. as Rights Agent (the "AFC Preferred Share Purchase Right"); PROVIDED, however, that, notwithstanding any other provision hereof, no fraction of a share of AFC Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, AFC shall pay to each holder of LISB Common Stock who would otherwise be entitled to a fractional share an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the AFC Market Value (as defined below) (collectively, the "Merger Consideration").

     (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of AFC Common Stock shall have been changed into a different number of shares or into a different class (or a record date for such a change shall have been determined), by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares (each, a "Stock Adjustment"), the Merger Consideration shall be adjusted correspondingly to the extent appropriate to reflect the Stock Adjustment.

     (c) As used herein, "AFC Market Value" shall be the average of the mean between the closing high bid and low asked prices of a share of AFC Common Stock, as reported on the Nasdaq National Market System (the "Nasdaq National Market"), for the five (5) consecutive Nasdaq trading days immediately preceding the Effective Date.

     (d) As of the Effective Time, each Excluded Share shall be cancelled and retired and cease to exist, and no exchange or payment shall be made with respect thereto. All shares of AFC Common Stock and AFC Preferred Stock (as defined in Section 2.04(b)) that are held by LISB, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall become treasury stock of AFC.

     SECTION 1.03 EXCHANGE PROCEDURES.

     (a) At and after the Effective Time, each certificate ("LISB Certificate") previously representing shares of LISB Common Stock (except as specifically set forth in Section 1.02) shall represent only the right to receive the Merger Consideration.

     (b) Prior to the Effective Time, AFC shall deposit, or shall cause to be deposited, with such bank or trust company as shall be selected by AFC and reasonably acceptable to LISB to act as exchange agent (the "Exchange Agent"), for the benefit of the holders of shares of LISB Common Stock, for exchange in accordance with this Section 1.03, certificates representing the shares of AFC Common Stock to which the holders of LISB Certificates are entitled pursuant to this Agreement and an estimated amount of cash sufficient to pay the aggregate amount of cash in lieu of fractional shares to be issued and paid pursuant to
Section 1.02. AFC agrees to provide such additional cash as may be necessary to pay the aggregate amount of cash in lieu of fractional shares promptly upon requisition therefor by the Exchange Agent.

     (c) Appropriate transmittal materials (the "Letter of Transmittal") shall be mailed as soon as reasonably practicable after the Effective Time, and in no event later than 10 business days thereafter, to each holder of record of LISB Common Stock as of the Effective Time. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of LISB Common Stock to be converted thereby.

     (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to LISB Certificates shall pass, only upon delivery of LISB Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as AFC may reasonably determine and (iii) include instructions for use in effecting the surrender of LISB Certificates in exchange for the Merger Consideration. Upon the proper surrender of LISB Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such LISB Certificate(s) shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of AFC Common Stock that such holder has the right to receive pursuant to
Section 1.02 of this Agreement, and (ii) a check in the amount equal to the cash in lieu of fractional shares, if any, which such holder has the right to receive pursuant to Section 1.02 of this Agreement. LISB Certificates so surrendered shall forthwith be cancelled. As soon as practicable, but no later than 10 business days following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute AFC Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of AFC Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of LISB Common Stock not registered in the transfer records of LISB, the Merger Consideration shall be issued to the transferee thereof if LISB Certificate(s) representing such LISB Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of AFC and the Exchange Agent,
(x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

     (e) Whenever a dividend or other distribution is declared by AFC on AFC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividends or other distributions declared or made after the Effective Time with respect to AFC Common Stock shall be remitted to any person entitled to receive shares of AFC Common Stock hereunder until such person surrenders LISB Certificate(s) in accordance with this Article I. Upon the surrender of such person's LISB Certificates in accordance with this Article I, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of AFC Common Stock represented by such person's LISB Certificates.

     (f) From and after the Effective Time, there shall be no transfers on the stock transfer records of LISB of any shares of LISB Common Stock. If, after the Effective Time, LISB Certificates are presented to AFC or LISB for transfer, they shall be cancelled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 1.03.

     (g) Any portion of the aggregate amount of cash to be paid in lieu of fractional shares pursuant to Section 1.02, any dividends or other distributions to be paid pursuant to Section 1.03 or the proceeds of any investments thereof, that remains unclaimed by the stockholders of LISB for six (6) months after the Effective Time shall be repaid by the Exchange Agent to AFC upon the written request of AFC. After such request is made, any stockholders of LISB who have not theretofore complied with this Section 1.03 shall look only to AFC for the Merger Consideration deliverable in respect of each share of LISB Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. If outstanding certificates for shares of LISB Common Stock are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of AFC (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of AFC, the Association, the Exchange Agent or any other person shall be liable to any former holder of LISB Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (h) AFC and the Exchange Agent shall be entitled to rely upon LISB's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any LISB Certificate, AFC and the Exchange Agent shall be entitled to deposit any Merger Consideration or dividends or distributions thereon represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

     (i) If any LISB Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such LISB Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such LISB Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed LISB Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Agreement, subject to such other requirements that the Exchange Agent shall reasonably require.

     SECTION 1.04 STOCK OPTIONS.

     (a) Options to purchase shares of LISB Common Stock that have been issued by LISB and are outstanding at the Effective Time (each, a "LISB Option"), pursuant to the LISB 1994 Stock Incentive Plan and the LISB 1994 Non-Employee Directors Stock Option Program (the "LISB Option Plan") shall be converted into options to purchase shares of AFC Common Stock as follows:

          (i) in the case of each holder of LISB Options at the Effective Time, the aggregate number of shares of AFC Common Stock issuable upon the exercise of converted LISB Options after the Effective Time shall be equal to the product of the Exchange Ratio multiplied by the number of shares of LISB Common Stock issuable upon exercise of the LISB Options immediately prior to the Effective Time, such product to be rounded up to the nearest whole share of AFC Common Stock; and

          (ii) the exercise price per share of each converted LISB Option shall be equal to the quotient of the exercise price of such LISB Option at the Effective Time divided by the Exchange Ratio, such quotient to be rounded to the nearest whole cent;

PROVIDED, however, that, in the case of any LISB Option that is intended to qualify as an incentive stock option under Section 422 of the Code, the number of shares of AFC Common Stock issuable upon exercise of and the exercise price per share for such converted LISB Option determined in the manner provided above shall be further adjusted as necessary to conform to the requirements of Section 424(b) of the Code. Options to purchase shares of AFC Common Stock that arise from the operation of this Section 1.04 shall be referred to as the "Converted Options." All Converted Options shall be exercisable for the same period and otherwise have the same terms and conditions applicable to the LISB Options which they replace, including any post-termination extended exercise periods as a result of the transaction contemplated by this Agreement as provided under the current terms of the LISB Options; PROVIDED, however, that such exercise periods, terms and conditions shall be further modified if and to the extent necessary to enable the Merger to qualify for pooling-of-interests accounting treatment. Prior to the Effective Time, AFC shall take, or cause to be taken, all necessary action to effect the intent of the provisions set forth in this
Section 1.04.

     (b)  Prior to the date of the LISB stockholders meeting contemplated by
Section 4.08, LISB shall take, or cause to be taken, appropriate action under the terms of any stock option plan, agreement or arrangement under which LISB Options have been granted to convert LISB Options outstanding at the Effective Time into Converted Options as contemplated by Section 1.04(a).

     (c) Concurrently with the reservation of shares of AFC Common Stock to provide for the payment of the Merger Consideration, AFC shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of AFC Common Stock to provide for the satisfaction
of its obligations with respect to the Converted Options.   As soon as
practicable following the Effective Time, AFC shall (i) cause to be executed and delivered to each holder of a Converted Option an agreement, certificate or other instrument evidencing such holder's rights with respect to the Converted Options, which rights shall be as governed by and set forth under the LISB Option Plans and (ii) file a registration statement on Form S-8 of the Securities and Exchange Commission (the "SEC") (or any successor or other appropriate form) with respect to the AFC Common Stock issuable upon exercise of the Converted Options.

     SECTION 1.05 BANK MERGER.     Within 10 days of the execution of this
Agreement, the Association and LISB Bank shall enter into the Plan of Bank Merger in the form annexed hereto as Exhibit 1.05 (which shall qualify as a reorganization under Section 368(a) of the Code pursuant to which the Bank Merger will be effected pursuant to and with the effect set forth in the rules and regulations of the Office of Thrift Supervision ("OTS")). The parties hereto intend that the Bank

Merger shall become effective on the Effective Date. The documentation relating to the Bank Merger shall provide that the directors of the Association as the surviving entity of the Bank Merger shall be (a) all of the respective directors of the Association immediately prior to such merger and (b) such additional persons who shall become directors of the Association pursuant to Section 4.13.

     SECTION 1.06 DIRECTORS OF AFC AFTER EFFECTIVE TIME. At the Effective Time, the directors of AFC shall consist of (a) the directors of AFC serving immediately prior to the Effective Time and (b) such additional persons who shall become directors of AFC in accordance with Section 4.13.

     SECTION 1.07 ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, in the event that the parties hereto mutually agree that it would be advantageous to restructure the transactions contemplated hereby, the parties hereto will cooperate in good faith in structuring an alternative transaction which accomplishes the goals, effects and purposes of this Agreement; PROVIDED, however, that such revised structure shall not adversely affect the tax treatment of the transaction to the holders of LISB Common Stock or the effects or economic benefits of the transactions contemplated hereby to the holders of LISB Common Stock and shall not materially delay the closing of the merger (the "Closing"). This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

                                      ARTICLE II

                            REPRESENTATIONS AND WARRANTIES

     SECTION 2.01 DISCLOSURE LETTERS. On or prior to the execution hereof, LISB and AFC each shall have delivered to the other a letter (its "Disclosure Letter") setting forth, among other items, facts, circumstances and events the disclosure of which is required or appropriate in relation to any or all of its representations and warranties (and making specific reference to the Section of this Agreement to which they relate), other than Section 2.03(h) and Section 2.04(h); PROVIDED, that (a) no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 2.02, and (b) the mere inclusion of an item in the Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 2.02(b)).



     SECTION 2.02 STANDARDS.

     (a) No representation or warranty of LISB or AFC contained in Section 2.03 or 2.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event unless, as a consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 2.03 or 2.04, as applicable, there is reasonably likely to exist a Material Adverse Effect. LISB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached as a result of effects arising solely from actions taken in compliance with a written request of AFC.

     (b) As used in this Agreement, the term "Material Adverse Effect" means either (i) an effect which is material and adverse to the business, financial condition or results of operations of LISB or AFC, as the context may dictate, and its respective subsidiaries taken as a whole; PROVIDED, however, that any such effects resulting from any changes (A) in law, rule or regulation or generally accepted accounting principles or interpretations thereof that applies to both AFC and the Association and LISB and LISB Bank, as the case may be, or
(B) in the general level of market interest rates, shall not be considered in determining if a Material Adverse Effect has occurred; or (ii) the failure of
(x) a representation or warranty contained in Sections 2.03(a)(i) and (iv), 2.03(b), 2.03(c), 2.03(d), 2.03(g), 2.03(h)(iii), 2.04(a)(i) and (iv), 2.04(b),
2.04(c), 2.04(d), 2.04(h)(iii) or 2.04(l) to be true and correct or (y) a representation or warranty contained in the last sentence of each of Section 2.03(f) or 2.04(f), and the first two sentences of each of Section 2.03(dd) or 2.04(w) to be true and correct in all material respects.

     (c) For purposes of this Agreement, "knowledge" shall mean, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party, any officer of that party with the title ranking not less than executive vice president or that party's corporate secretary.

     SECTION 2.03 REPRESENTATIONS AND WARRANTIES OF LISB. Subject to Sections
2.01 and 2.02, LISB represents and warrants to AFC that, except as specifically disclosed in the Disclosure Letter of LISB:

     (a) ORGANIZATION. (i) LISB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a savings and loan holding company duly registered with the OTS under the Home Owner's Loan Act of 1933, as amended (the "HOLA"). LISB Bank is a stock savings bank, duly organized, validly existing and in good standing under the laws of the United States of America. Each other Significant Subsidiary of LISB or LISB Bank is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of LISB, LISB Bank and each of the other Significant Subsidiaries of LISB has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. As used in this Agreement, unless the context requires otherwise, the term "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or which is controlled, directly or indirectly, by such party, including without limitation, LISB Bank. As used in this Agreement, the term "Significant Subsidiary" shall mean each Subsidiary which is a

"significant subsidiary" as defined in Regulation S-X, promulgated by the SEC, as in effect as of the date hereof.

          (ii) LISB and each Subsidiary of LISB is duly qualified and is in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

          (iii) The Disclosure Letter sets forth all of the Subsidiaries of LISB and all entities (whether corporations, partnerships, or similar organizations), including the corresponding percentage ownership in which LISB owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each Subsidiary, as of such date, its jurisdiction of organization and the jurisdiction wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. LISB owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. Except for LISB Bank, no Subsidiary of LISB is an "insured depositary institution" as defined in the Federal Deposit Insurance Act, as amended (the "FDIA"), and applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by LISB or by another Subsidiary of LISB are fully paid, nonassessable and not subject to any preemptive rights and are owned by LISB or a Subsidiary of LISB free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

          (iv) The deposits of LISB Bank are insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation (the "FDIC") to the extent provided in the FDIA.

     (b) CAPITAL STRUCTURE. (i) The authorized capital stock of LISB consists of 130,000,000 shares of LISB Common Stock and 5,000,000 shares of preferred stock of LISB, par value $0.01 per share, (the "LISB Preferred Stock"). As of the date of this Agreement: (A) 23,935,242 shares of LISB Common Stock were issued and outstanding, (B) no shares of LISB Preferred Stock were issued and outstanding, (C) no shares of LISB Common Stock were reserved for issuance except that 1,796,302 shares of LISB Common Stock were reserved for issuance pursuant to the LISB Option Plans, (D) no shares of LISB Preferred Stock were reserved for issuance except pursuant to the LISB Rights Agreement, and (E) 2,881,222 shares of LISB Common Stock were held by LISB in its treasury or by its Subsidiaries. The authorized capital stock of LISB Bank consists of 45,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the date of the Agreement, 1,000 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by LISB. All outstanding shares of LISB Common Stock are validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by LISB in its treasury or by its Subsidiaries, are free and clear of all liens, claims, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings to which LISB or its Subsidiaries is a party or by which it is bound with respect to the voting or disposition of any such shares. The Disclosure Letter sets forth a complete and accurate list of all options to purchase LISB Common Stock that have been granted and are outstanding pursuant to LISB Option Plans and all restricted stock grants under the LISB MRPs including the dates of grant, exercise prices, dates of vesting, dates of termination and shares subject to each grant. LISB has not, since September 30, 1997 adopted or modified the terms of any stock option plan or restricted stock or phantom stock plan or any grants under the Stock Option Plans.

          (ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote ("Voting Debt") of LISB are issued or outstanding.

          (iii) As of the date of this Agreement, except for this Agreement, and the LISB Option Agreement, neither LISB nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating LISB or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of LISB or any of its Subsidiaries or obligating LISB or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of LISB or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of LISB or any of its Subsidiaries.

     (c) AUTHORITY. Each of LISB and LISB Bank has all requisite corporate power and authority to enter into this Agreement and the Plan of Bank Merger, respectively, and, subject to approval of this Agreement by the requisite vote of the stockholders of LISB and receipt of all required regulatory or governmental approvals as contemplated by Section 5.01(b) of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, subject to the approval of this Agreement by the stockholders of LISB, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of LISB and LISB Bank. This Agreement has been duly executed and delivered by LISB and constitutes a valid and binding obligation of LISB, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

     (d) STOCKHOLDER APPROVAL; FAIRNESS OPINION. The affirmative vote of a majority of the outstanding shares of LISB Common Stock entitled to vote on this Agreement is the only vote of the stockholders of LISB required for approval of this Agreement and the consummation of the Merger and the related transactions contemplated hereby. LISB has received the written opinion of Salomon Smith Barney to the effect that, as of the date hereof, the Merger Consideration to be received by the stockholders of LISB is fair, from a financial point of view, to such stockholders.

     (e) NO VIOLATIONS. Subject to approval of this Agreement by LISB's stockholders and the obtaining of the approvals, consents and waivers referred to in Section 2.03(f), the execution, delivery and performance of this Agreement by LISB and the execution, delivery and performance of the LISB Option Agreement by LISB will not, and the consummation of the transactions contemplated hereby or thereby by LISB will not, constitute (i) a breach or violation of, or a default under, any law, including any Environmental Law (as defined in Section 2.03(s)), rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of LISB or any Significant Subsidiary of LISB or to which LISB or any of its Significant Subsidiaries (or any of their respective properties) is subject, (ii) a breach or violation of, or a default under, the organization certificate or articles of incorporation or bylaws of LISB or any Significant Subsidiary of LISB or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of LISB or any Subsidiary of LISB under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which LISB or any Subsidiary of LISB is a party, or to which any of their respective properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby by LISB or, upon its execution and delivery, by the LISB Option Agreement will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers referred to in Section 5.01(b), (ii) the approval of the stockholders of LISB referred to in Section 2.03(d) and (iii) such approvals, consents or waivers as are required under the federal and state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement or the LISB Option Agreement.

     (f) CONSENTS. Except as referred to herein or in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the HOLA, the Bank Merger Act, as amended (the "B.A."), the FDIA, the rules and regulations of the OTS, and the environmental, corporation, securities or "blue sky" laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any other party is necessary for the consummation by LISB or LISB Bank of the Merger or the other transactions contemplated by this Agreement. As of the date hereof, LISB knows of no reason why the approvals, consents and waivers of governmental authorities referred to in this Section 2.03(f) that are required to be obtained should not be obtained without the imposition of any condition or restriction referred to in the last sentence in Section 5.01(b).

     (g) REPORTS. (i) As of their respective dates, neither LISB's Annual Report on Form 10-K of the SEC for the fiscal year ended September 30, 1997 nor any other document filed subsequent to September 30, 1997, under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, each in the form (including exhibits and any documents specifically incorporated by reference therein) filed with the SEC (collectively, "LISB Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of LISB included in the LISB Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited financial statements, as permitted by Form 10-Q of the SEC.) Each of the balance sheets contained or incorporated by reference in LISB's Reports (including in each case any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of income and of changes in stockholders' equity and of cash flows, contained or incorporated by reference in LISB's Reports (including in each case any related notes and schedules), fairly presented the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. LISB has made available to AFC a true and complete copy of each LISB Report filed with the SEC since September 30, 1993.

          (ii) LISB and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since September 30, 1993 with (A) the OTS (B) the FDIC, (C) the SEC, (D) the National Association of Securities Dealers, Inc. (the "NASD"), and (E) any other self-regulatory organization ("SRO"), and have paid all fees and assessments due and payable in connection therewith.

     (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in LISB's Reports filed on or prior to the date of this Agreement, since September 30, 1997, (i) LISB and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) LISB and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses other than the negotiation, execution and delivery of this Agreement and ancillary matters related thereto, and (iii) there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on LISB.

     (i) TAXES. All federal, state, local and foreign tax returns required to be filed by or on behalf of LISB or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted, and all other taxes required to be paid by LISB or any of its Subsidiaries, have been paid in full or adequate provision has been made for any such taxes on LISB's balance sheet (in accordance with generally accepted accounting principles). For purposes of this
Section 2.03(i), the term "taxes" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit, examination, deficiency, or refund litigation with respect to any taxes of LISB or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where LISB or any of its Subsidiaries do not file tax returns that LISB or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to LISB or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on LISB's balance sheet (in accordance with generally accepted accounting principles). LISB and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. LISB and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and LISB and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither LISB nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that would not be deductible under Section 280G of the Code, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, or (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

     (j) ABSENCE OF CLAIMS. No litigation, proceeding, controversy, claim or action before any court or governmental agency is pending, against LISB or any of its Subsidiaries and, to the best of LISB's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

     (k) ABSENCE OF REGULATORY ACTIONS. Neither LISB nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank and/or savings and loan deposits (the "Government Regulators") nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking.

     (l) AGREEMENTS. (i) Except for the LISB Option Agreement and arrangements made in the ordinary course of business, LISB and its Subsidiaries are not bound by any material contract (as defined in (Item 601(b)(10) of Regulation S-K of the SEC)) to be performed after the date hereof that has not been filed with or incorporated by reference in LISB's Reports. Except as disclosed in LISB's Reports filed prior to the date of this Agreement, neither LISB nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement not terminable on thirty (30) days' or less notice, (B) agreement with any executive officer or other key employee of LISB or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving LISB or any of its Subsidiaries of the nature contemplated by this Agreement or the LISB Option Agreement, (C) agreement with respect to any employee or director of LISB or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than sixty (60) days and for the payment of in excess of $30,000 per annum, (D) agreement or plan, including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the LISB Option Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the LISB Option Agreement or (E) agreement containing covenants that limit the ability of LISB or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, LISB (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency). Neither LISB nor any of its Subsidiaries has entered into, adopted or modified the terms of any of the foregoing since September 30, 1997.

          (ii) Neither LISB nor any of its Subsidiaries is in default under or in violation of any provision, and is not aware of any fact or circumstance that would constitute a default or violation, of any note, bond, indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

          (iii) LISB and each of its Subsidiaries owns or possesses valid and binding license and other rights to use without payment all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in its businesses and neither LISB nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of LISB and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

     (m) LABOR MATTERS. Neither LISB nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is LISB or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is the management of LISB aware of any pending or threatened strike, other labor dispute or organizational effort involving LISB or any of its Subsidiaries.
LISB and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors, and are in compliance with applicable employment tax laws.

     (n) EMPLOYEE BENEFIT PLANS. The Disclosure Letter contains a complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements, arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers, or other employees of LISB or any of its Subsidiaries (hereinafter referred to collectively as the "Employee Plans"). All of the Employee Plans comply in all respects with all applicable requirements of ERISA, the Code and other applicable laws and there has occurred no non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code upon LISB or any of its Subsidiaries. No liability, to the Pension Benefit Guaranty Corporation, has been or is expected by LISB or any of its Subsidiaries to be incurred with respect to any Employee Plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by LISB or any entity which is considered one employer with LISB under Section 4001(b)(1) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). No Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA) (whether or not waived) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan as of the end of the most recent plan year with respect to the respective Pension Plan ending prior to the date hereof, calculated on an accumulated benefit obligation basis using the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan within the 12-month period ending on the date hereof. Neither LISB nor any Subsidiary of LISB has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither LISB, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multi employer plan", as defined in Section 3(37) of ERISA, on or after September 26, 1980. Each Employee Plan of LISB or of any of its Subsidiaries which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the Internal Revenue Service (the "IRS") and LISB and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder in all respects and any assets of any such Qualified Plan that are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness. There is no pending or, to the knowledge of LISB, threatened litigation, administrative action or proceeding relating to any Employee Plan. There is not currently any announcement or commitment by LISB or any Subsidiary of LISB to create an additional Employee Plan, or to amend an Employee Plan except for amendments required by applicable law which do not materially increase the cost of such Employee Plan; and, LISB and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits (other than pensions) under any Employee Plan that cannot be amended or terminated upon sixty (60) days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, the premium cost of which is borne (to the extent permitted by law) by the insured individuals. With respect to LISB or any of its Subsidiaries, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by LISB or any Subsidiary of LISB to any person which is an "excess parachute payment" (as defined in Section 280G of the Code), increase or secure (by way of a trust or other vehicle) any benefits payable under any Employee Plan or accelerate the time of payment or vesting of any such benefit. With respect to each Employee Plan, LISB has supplied to AFC a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS for the most recent three plan years, (B) such Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such Employee Plan, if the Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Employee Plan is a Pension Plan and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS and any pending determination application if such Employee Plan is a Qualified Plan. LISB has not, since September 30, 1997, adopted or amended any of the Employee Plans. The cost of post-retirement benefits that were deemed to be immaterial to be included in the LISB Reports under Statement of Financial Accounting Standards No. 106 "Employers Accounting for Postretirement Benefits Other than Pensions " are set forth in the Disclosure Letter.

     (o) TERMINATION BENEFITS. The Disclosure Letter contains a schedule showing the good faith estimated present value as of September 30, 1998 of the monetary amounts payable (including tax indemnification payments in respect of income and/or excise taxes) and identifying the in-kind benefits due under the Specified Compensation and Benefit Programs (as defined herein) for each Named Individual (as defined herein) individually. For purposes hereof, "Specified Compensation and Benefit Programs" shall include all employment agreements, change in control agreements, severance or special termination agreements, severance plans, pension, retirement or deferred compensation plans for non-employee directors, supplemental executive retirement programs, tax indemnification agreements, outplacement programs, cash bonus programs, stock appreciation rights, phantom stock or stock unit plans, and health, life, disability and other insurance or welfare plans or other arrangements, but shall not include any tax-qualified pension, profit-sharing or employee stock ownership plan or any LISB Option Plans or LISB MRPs. For purposes hereof, "Named Individual" shall include each non-employee director of LISB or any of its subsidiaries and each officer of LISB with the position of executive vice president or higher. For purposes of preparing the Disclosure Letter, the present value of the benefits payable under the Specified Compensation and Benefit Programs shall be determined as follows: (i) it shall be assumed that a change of control of LISB occurs on September 30, 1998 and that each person entitled to benefits under the Specified Compensation and Benefit Programs is discharged as of September 30, 1998; (ii) it shall be assumed that all compensation levels remain constant; (iii) it shall be assumed that the present value of any payment or benefit which would be due and payable before September 30, 1998 is equal to the amount of such payment or the cost of such benefit; (iv) the present value of any payment or benefit that would be due and payable after September 30, 1998 shall be computed using the interest rate specified by the applicable plan for purposes of valuing lump sum payments or if no rate is specified, an assumed interest rate of 6% per annum, compounded annually; and (v) that all accrued benefits under all tax-qualified plans are 100% vested. The entire present value of the benefits payable under the Specified Compensation and Benefit Programs is set forth on the Disclosure Schedule, which specifies the portion thereof that has been accrued as a liability on the financial statements of LISB as of February 28, 1998.

     (p) TITLE TO ASSETS. LISB and each of its Subsidiaries has good and marketable title to its properties and assets other than property as to which it is lessee, in which case the related lease is valid and in full force and effect. Each lease pursuant to which LISB or any of its Subsidiaries is lessor is valid and in full force and effect and no lessee under any such lease is in default or in violation of any provisions of any such lease. All material tangible properties of LISB and each of its Subsidiaries are in a good state of maintenance and repair, conform with all applicable ordinances, regulations and zoning laws and are considered by LISB to be adequate for the current business of LISB and its Subsidiaries.

     (q) COMPLIANCE WITH LAWS. LISB and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of LISB, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of LISB have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any federal or state regulatory authority having jurisdiction over insured depositary institutions or their holding companies, the SEC, the NASD, or any other SRO (each, a "Governmental Entity"). The businesses of LISB and its

Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule or decree approval of any Governmental Entity.

     (r) FEES. Other than financial advisory services performed for LISB by Salomon Smith Barney pursuant to an agreement, a true and complete copy of which has been previously delivered to AFC, neither LISB nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for LISB or any Subsidiary of LISB, in connection with the Agreement or the transactions contemplated hereby.

     (s)  ENVIRONMENTAL MATTERS.  (i) With respect to LISB and each of its
Subsidiaries:

               (A) Each of LISB and its Subsidiaries, the Participation Facilities, and, to LISB's knowledge, the Loan Properties (each as defined herein) are, and have been, in substantial compliance with all Environmental Laws (as defined herein);

               (B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to LISB's knowledge, threatened, before any court, governmental agency or authority against it or any of its Subsidiaries or any current or, to LISB's knowledge, former Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the Release (as defined herein) into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

               (C) To LISB's knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened, before any court, governmental agency or authority relating to or against any Loan Property (or LISB or any of its Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the Release into the environment of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by a Loan Property;

               (D) To LISB's knowledge, the properties currently or formerly owned or operated by LISB or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) do not contain any Hazardous Material other than in compliance with applicable Environmental Law; PROVIDED, however, that with respect to properties formerly owned or operated by LISB or any of its Subsidiaries, such representation is limited to the period LISB or any such Subsidiary owned or operated such properties;

               (E) None of LISB or any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party relating to Hazardous Materials or Remediation (as defined herein) thereof or indicating that it may be in violation of, or liable under, any Environmental Law, or any actual or, to LISB's knowledge, potential administrative or judicial proceedings in connection with any of the foregoing;

               (F) To LISB's knowledge, there are no underground storage tanks on, in or under any properties currently or formerly owned or operated by LISB or any of its Subsidiaries, any Participation Facility or any Loan Property and no underground storage tanks have been closed or removed from any properties currently or formerly owned or operated by LISB or any of its Subsidiaries, any Participation Facility or any Loan Property which are or have been in the ownership of LISB or any of its Subsidiaries; and

               (G) To LISB's knowledge, during the period of (l) LISB or any of its Subsidiaries' ownership or operation of any of their respective current or formerly owned properties, (m) LISB's or any of its Subsidiaries' participation in the management of any Participation Facility, or (n) its or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no Release and there is currently no threatened Release of Hazardous Material in, on, under, affecting or migrating to such properties. To LISB's knowledge, prior to the period of (x) LISB's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (y) LISB's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) LISB's or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no Release of Hazardous Material in, on, under, affecting or migrating to any such property, Participation Facility or Loan Property.

          (ii) The following definitions apply for purposes of this Section 2.03(s) and Section 2.04(q): (u) "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (v) "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property; (w) "Environmental Law" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement with any governmental entity, (A) relating to the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, structures, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including, but not limited to, the Hazardous and Solid Waste Amendments thereto and Subtitle IX relating to underground storage tanks), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now or hereafter in effect, (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material and (iii) any state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the property; requiring notification or disclosure of Releases of "Hazardous Substances" or other environmental condition of the Loan Property to any governmental authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Loan Property; (x) "Hazardous Material" means any substance (whether solid, liquid or gas) which is listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, extremely hazardous wastes, or words of similar meanings or regulatory effect under any Environmental Laws, including, but not limited to, oil or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl, flammables and explosives; (y) "Release" of any Hazardous Material includes, but is not limited to, any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials in violation of or requiring action under any applicable Environmental Law; and (z) "Remediation" includes, but is not limited to, any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Material, any actions to prevent, cure or mitigate any Release of Hazardous Materials, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Materials.

     (t) LOAN PORTFOLIO; ALLOWANCE; ASSET QUALITY. (i) With respect to each loan owned by LISB or its Subsidiaries in whole or in part (each, a "Loan"), to the best knowledge of LISB:

               (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

               (B) neither LISB nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

               (C) LISB or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or LISB's applicable participation interest, as applicable), except as otherwise referenced on the books and records of LISB;

               (D) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

               (E) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan, except as otherwise referenced on the books and records of LISB;

               (F) there is no pending or threatened litigation or proceeding relating to the property which serves as security for a Loan that would have a Material Adverse Effect upon the related Loan; and

               (G) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable.

          (ii) The allowance for possible losses reflected in LISB's audited statement of condition at September 30, 1997 was, and the allowance for possible losses shown on the balance sheets in its Reports for periods ending after September 30, 1997, were and will be, adequate, as of the dates thereof, under generally accepted accounting principles applicable to savings banks consistently applied.

          (iii) The Disclosure Letter sets forth by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of LISB and its Subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful,"

"Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" (in the latter two cases, to the extent available) or words of similar import, and LISB and its Subsidiaries shall promptly after the end of any month inform AFC of any such classification arrived at any time after the date hereof. The Other Real Estate Owned ("OREO") included in any non-performing assets of LISB or any of its Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; PROVIDED, however, that "current" shall mean within the past 12 months.

     (u) DEPOSITS. None of the deposits of LISB or any of its Subsidiaries is a "brokered" deposit as defined in 12 U.S.C. Section 1831f.

     (v) ACCOUNTING MATTERS. Neither LISB nor any of its Subsidiaries nor, to the best of its knowledge, any of its other affiliates has, through the date hereof, taken or agreed to take any action that would prevent AFC from accounting for the business combination to be effected by the Merger as a "pooling-of-interests," and LISB has no knowledge of any fact or circumstance that would prevent such accounting treatment.

     (w) LISB RIGHTS AGREEMENT. The LISB Rights Agreement has been amended so as to provide that AFC will not become an "Acquiring Person" and that no "Triggering Event," "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the LISB Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the LISB Option Agreement or the consummation of the Merger pursuant to this Agreement or the acquisition of shares of LISB Common Stock by AFC pursuant to the LISB Option Agreement.

     (x) ANTITAKEOVER PROVISIONS INAPPLICABLE. LISB and its Subsidiaries have taken all actions required to exempt LISB, this Agreement, the Merger and the LISB Option Agreement from any provisions of an antitakeover nature in their organization certificates and bylaws and the provisions of Section 203 of the DGCL.

     (y) MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in LISB's Proxy Statement for its 1998 Annual Meeting of Stockholders, no officer or director of LISB, or any "associate" (as such term is defined in Rule 12b-2 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of LISB or any of its Subsidiaries.

     (z) INSURANCE. LISB and its Subsidiaries are presently insured, and since December 31, 1993, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by LISB and its Subsidiaries are in full force and effect, LISB and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

     (aa) INVESTMENT SECURITIES; BORROWINGS. (i) Except for investments in Federal Home Loan Bank Stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as "held to maturity," none of the investments reflected in the consolidated balance sheet of LISB included in LISB's Report on Form 10-Q for the quarter ended December 31, 1997 and none of the investment securities held by it or any of its Subsidiaries since December 31, 1997 is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

          (ii) Neither LISB nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the consolidated statements of condition and is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) in the Disclosure Letter or disclosed in its Reports filed on or prior to the date hereof.

          (iii) Set forth in the Disclosure Letter is a true and correct list of LISB's borrowed funds (excluding deposit accounts) as of the date hereof.

     (bb) INDEMNIFICATION. Except as provided in LISB's Employment Agreements or the organization certificate or bylaws of LISB, neither LISB nor any Company Subsidiary is a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of LISB (a "Covered Person"), and, to the best knowledge of LISB, there are no claims for which any Covered Person would be entitled to indemnification under the organization certificate or bylaws of LISB or any Subsidiary of LISB, applicable law regulation or any indemnification agreement.

     (cc) BOOKS AND RECORDS. The books and records of LISB and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

     (dd) CORPORATE DOCUMENTS. LISB has delivered to AFC true and complete copies of its certificate of incorporation and bylaws and of LISB Bank's charter and bylaws. The minute books of LISB and LISB Bank constitute a complete and correct record of all actions taken by the boards of directors of LISB and LISB Bank (and each committee thereof) and the stockholders of LISB and LISB Bank. The minute books of each of LISB's Significant Subsidiaries constitutes a complete and correct record of all actions taken by the respective boards of directors (and each committee thereof) and the stockholders of each such Significant Subsidiary.

     (ee) LIQUIDATION ACCOUNT. Neither the Merger nor the Bank Merger will result in any payment or distribution payable out of the liquidation account of LISB Bank established pursuant to the rules and regulations of the OTS in connection with the conversion of LISB Bank to stock form.

     (ff) TAX TREATMENT OF THE MERGER. LISB has no knowledge of any fact or circumstance that would prevent the transactions contemplated by this Agreement from qualifying as a tax-free reorganization under the Code.

     (gg) BENEFICIAL OWNERSHIP OF AFC COMMON STOCK. As of the date hereof, LISB beneficially owns no shares of AFC Common Stock and, other than as contemplated by the AFC Option Agreement, does not have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of AFC Common Stock.

     (hh) YEAR 2000 MATTERS. The Disclosure Letter contains a true and correct copy of LISB's proposed plan for addressing year 2000 computer issues (the "Year 2000 Plan"). LISB is in material compliance with the LISB Year 2000 Plan and agrees to take all actions required by the OTS to continue to be "Year 2000 Compliant." Neither LISB nor LISB Bank has received any written communication from the OTS commenting adversely with respect to the ability of LISB to become Year 2000 compliant and LISB is not aware of any reason why it would not receive a "satisfactory" rating in connection with any OTS examination of its Year 2000 compliance efforts.

     (ii) ORDINARY COURSE OF BUSINESS. Except as set forth in the LISB Reports, since December 31, 1997, LISB has made no material change in the conduct of its business that would constitute a breach of its obligations under Section 3.01(i) and (ii) hereof if that Section had been in effect for the period from December 31, 1997 to the date of this Agreement. LISB has not altered, amended or rescinded in any material manner any of its Board approved written policies, practices or procedures since February 21, 1998, including its lending, pricing or approval policies for making loans, its investment policies, its deposit pricing policies, its asset/liability management policies, its environmental policies or any other material banking policies.

     SECTION 2.04 REPRESENTATIONS AND WARRANTIES OF AFC.  Subject to Sections
2.01 and 2.02, AFC represents and warrants to LISB that:

     (a) ORGANIZATION. (i) AFC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is a savings and loan holding company duly registered with the OTS under the HOLA. The Association is a savings and loan association duly incorporated, validly existing and in good standing under the laws of the United States of America. Each Significant Subsidiary of the Association is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of AFC, the Association and the Association's Significant Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The only Subsidiary of AFC is the Association.

          (ii) AFC, the Association and each Subsidiary of the Association is duly qualified and is in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

          (iii) The Disclosure Letter sets forth all of the Subsidiaries of the Association and all entities (whether corporations, partnerships, or similar organizations), including the corresponding percentage ownership in which the Association owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement and indicates for each Subsidiary, as of the such date, its jurisdiction of organization and the jurisdiction wherein it is qualified to do business. All such Subsidiaries and ownership interests are in compliance with all applicable laws, rules and regulations relating to direct investments in equity ownership interests. Except as set forth on the Disclosure Letters, the Association owns, either directly or indirectly, all of the outstanding capital stock of each of its Subsidiaries. No Subsidiary of the Association is an "insured depositary institution" as defined in the FDIA, and applicable regulations thereunder. All of the shares of capital stock of each of the Subsidiaries held by the Association or by another Subsidiary of the Association are fully paid, nonassessable and not subject to any preemptive rights and are owned by the Association or a Subsidiary of the Association free and clear of any claims, liens, encumbrances or restrictions (other than those imposed by applicable federal and state securities laws) and there are no agreements or understandings with respect to the voting or disposition of any such shares.

          (iv) The deposits of the Association are insured by the Savings Association Insurance Fund or the Bank Insurance Fund of the FDIC to the extent provided in the FDIA.

     (b) CAPITAL STRUCTURE. (i) The authorized capital stock of AFC consists of 70,000,000 shares of AFC Common Stock and 5,000,000 shares of preferred stock of AFC, par value $1.00 per share (the "AFC Preferred Stock"). As of the date of this Agreement, (A) 26,451,252 shares of AFC Common Stock were issued and 26,364,760 were outstanding, (B) no shares of the AFC Series A Preferred Stock were outstanding, (C) 2,000,000 shares of AFC Series B Preferred Stock were outstanding; (D) no shares of AFC Common Stock were reserved for issuance except that 3,531,043 of AFC Common Stock were reserved for issuance pursuant to AFC's stock option plans and agreements and 300,000 shares of AFC Common Stock were reserved for issuance pursuant to AFC's dividend reinvestment plan, (E) no shares of AFC Series A Preferred Stock were reserved for issuance except pursuant to the AFC Rights Agreement and (F) 86,492 shares of AFC Common Stock were held by AFC in its treasury or by its Subsidiaries. The authorized capital stock of the Association consists of 35,000,000 shares of common stock, par value $1.00 per share, and

5,000,000 shares of preferred stock, par value $1.00 per share. As of the date of this Agreement, 1,000 shares of such common stock were outstanding, no shares of such preferred stock were outstanding and all outstanding shares of such common stock were, and as of the Effective Time will be, owned by AFC. All outstanding shares of capital stock of AFC and the Association are, validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by AFC in its treasury or by its Significant Subsidiaries, are free and clear of all liens, encumbrances or restrictions (other than those imposed by applicable federal or state securities laws) and there are no agreements or understandings with respect to the voting or disposition of such shares.

          (ii)      No Voting Debt of AFC is issued or outstanding.

          (iii) As of the date of this Agreement, except for this Agreement and the AFC Option Agreement, neither AFC nor any of its Subsidiaries has or is bound by any outstanding options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating AFC or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of AFC or any of its Subsidiaries or obligating AFC or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of AFC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of AFC or any of its Subsidiaries.

     (c) AUTHORITY. Each of AFC and the Association has the requisite corporate power and authority to enter into this Agreement and the Plan of Bank Merger, respectively and, subject to approval of this Agreement by the requisite vote of the stockholders of AFC and receipt of all required regulatory or governmental approvals as contemplated by Section 5.01(b) of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and, subject to the approval of this Agreement by the stockholders of AFC, the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of AFC and the Association. This Agreement has been duly executed and delivered by AFC and constitutes a valid and binding obligation of AFC, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

     (d) STOCKHOLDER APPROVAL; FAIRNESS OPINION. The affirmative vote of a majority of the outstanding shares of the AFC Common Stock entitled to vote on this Agreement is the only vote of the stockholders of AFC required for approval of this Agreement and the consummation of the Merger and the related transactions contemplated hereby. AFC has received the opinion of Lehman Brothers Inc. to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to AFC.

     (e) NO VIOLATIONS. Subject to approval of this Agreement by AFC's stockholders and the obtaining of the approvals, consents and waivers referred to in Section 2.04(f), the execution, delivery and performance of this Agreement by AFC and the execution, delivery and performance of the AFC Option Agreement by AFC will not, and the consummation of the transactions contemplated hereby or thereby will not, constitute (i) a breach or violation of, or a default under, any law, including any Environmental Law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of AFC or any Significant Subsidiary of AFC or to which AFC or any Significant Subsidiary of AFC (or any of their respective properties) is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (ii) a breach or violation of, or a default under, the certificate or articles of incorporation or bylaws of AFC or any Significant Subsidiary of AFC or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of AFC or any Subsidiary of AFC under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which AFC or any Subsidiary of AFC is a party, or to which any of its respective properties or assets may be bound or affected; and the consummation of the transactions contemplated hereby and by the AFC Option Agreement, will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (i) the required approvals, consents and waivers of governmental authorities referred to in Section 5.01(b), (ii) the approval of the stockholders of AFC referred to in Section 2.04(d) and (iii) such approvals, consents or waivers as are required under the federal and state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement or the AFC Option Agreement.

     (f) CONSENTS. Except as referred to herein or in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, the HOLA, the BMA, the FDIA, the rules and regulations of the OTS, and the environmental, corporation, securities or "blue sky" laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any other party is necessary for the consummation by AFC or the Association of the Merger or the other transactions contemplated by this Agreement. As of the date hereof, AFC knows of no reason why the approvals, consents and waivers of governmental authorities referred to in this Section 2.04(f) that are required to be obtained should not be obtained without the imposition of any material condition or restriction referred to in the last sentence of 5.01(b).

     (g) REPORTS. (i) As of their respective dates, neither AFC's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, nor any other document filed subsequent to December 31, 1997 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, each in the form (including exhibits and any documents specifically incorporated by reference therein) filed with the SEC (collectively, the "AFC Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements of AFC included in the AFC Reports complied as to form, as of their respective dates, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). Each of the balance sheets contained or incorporated by reference in AFC's Reports (including in each case any related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of income and of changes in stockholders' equity and of cash flows, contained or incorporated by reference in AFC's Reports (including in each case any related notes and schedules), fairly presented the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. AFC has made available to LISB a true and complete copy of each AFC Report filed with the SEC since December 31, 1997.

          (ii) AFC and each of its Subsidiaries have each timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1993 with (A) the OTS, (B) the FDIC, (C) the SEC, (D) the NASD and
(E) any other self-regulatory organization, and have paid all fees and assessments due and payable in connection therewith.

     (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in AFC's Reports filed on or prior to the date of this Agreement, since December 31, 1997, (i) AFC and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice, (ii) AFC and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses other than the negotiation, execution and delivery of this Agreement and ancillary matters related thereto and (iii) there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on AFC.

     (i) TAXES. All federal, state, local and foreign tax returns required to be filed by or on behalf of AFC or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted, and all other taxes required to be paid by AFC or any of its Subsidiaries, have been paid in full or adequate provision has been made for any such taxes on AFC's balance sheet (in accordance with generally accepted accounting principles). For purposes of this Section 2.04(k), the term "taxes" shall include all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes. As of the date of this Agreement, there is no audit, examination, deficiency, or refund litigation with respect to any taxes of AFC or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where AFC or any of its Subsidiaries do not file tax returns that AFC or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to AFC or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on AFC's balance sheet (in accordance with generally accepted accounting principles). AFC and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. AFC and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and AFC and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither AFC nor any of its Subsidiaries (i) has made an election under Section 341(f) of the Code, (ii) has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that would not be deductible under Section 280G of the Code, (iii) has issued or assumed any obligation under Section 279 of the Code, any high yield discount obligation as described in Section 163(i) of the Code or any registration-required obligation within the meaning of Section 163(f)(2) of the Code that is not in registered form, or (iv) is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

     (j) ABSENCE OF CLAIMS. No litigation, proceeding, controversy, claim or action before any court or governmental agency is pending against AFC, the Association or any of its Subsidiaries, and, to the best of AFC's knowledge, no such litigation, proceeding, controversy, claim or action has been threatened.

     (k) ABSENCE OF REGULATORY ACTIONS. Neither AFC nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar written undertaking to, or is subject to any action, proceeding, order or directive by, or is a recipient of any extraordinary supervisory letter from any Government Regulator, nor has it been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar written undertaking.

     (l) AFC COMMON STOCK. The shares of AFC Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

     (m) LABOR MATTERS. Neither AFC nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is AFC or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel AFC or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment, nor is the management of AFC aware of any pending or threatened strike, other labor dispute or organizational effort involving AFC or any of its Subsidiaries AFC and its Subsidiaries are in compliance with applicable laws regarding employment of employees and retention of independent contractors, and are in compliance with applicable employment tax laws.

     (n) EMPLOYEE BENEFIT PLANS. The Disclosure Letter contains a complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements, arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers, or other employees of AFC or any of its Subsidiaries (hereinafter referred to collectively as the "AFC Employee Plans"). All AFC Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws and there has occurred no non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) which is likely to result in the imposition of any penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code upon AFC or any of its Subsidiaries. No liability, to the Pension Benefit Guaranty Corporation, has been or is expected by AFC or any of its Subsidiaries to be incurred with respect to any AFC Employee Plan which is subject to Title IV of ERISA ("AFC Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by AFC or any entity which is considered one employer with AFC under Section 4001(b)(1) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). No AFC Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each AFC Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such AFC Pension Plan as of the end of the most recent plan year with respect to the respective AFC Pension Plan ending prior to the date hereof, calculated on an accumulated benefit obligation basis using the actuarial assumptions used in the most recent actuarial valuation for such AFC Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any AFC Pension Plan within the 12-month period ending on the date hereof. Neither AFC nor any Subsidiary of AFC has provided, or is required to provide, security to any AFC Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code. Neither AFC, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multi employer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980. Each AFC Employee Plan of

AFC or of any of its Subsidiaries which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "AFC Qualified Plan") has received a favorable determination letter from the IRS and AFC and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of AFC, threatened litigation, administrative action or proceeding relating to any AFC Employee Plan.

     (o) COMPLIANCE WITH LAWS. AFC and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the best knowledge of AFC, no suspension or cancellation of any of them is threatened. Since the date of its incorporation, the corporate affairs of AFC have not been conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity. The business of AFC and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation, order, writ, rule or decree approval of any Governmental Entity.

     (p) FEES. Other than the financial advisory services performed for AFC by Lehman Brothers Inc. pursuant to an agreement, a true and complete copy of which has been previously delivered to LISB, neither AFC nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fee, and no broker or finder has acted directly or indirectly for the purchase of any Subsidiary of AFC, in connection with the Agreement or the transactions contemplated hereby.

     (q)  ENVIRONMENTAL MATTERS.  With respect to AFC and each of its
Subsidiaries:

          (i) Each of AFC and its Subsidiaries, the Participation Facilities, and, to AFC's knowledge, the Loan Properties (each as defined herein) are, and have been, in substantial compliance with all Environmental Laws (as defined herein);

          (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to AFC's knowledge, threatened, before any court, governmental agency or authority or other forum against it or any of its Subsidiaries or any current or, to AFC's knowledge, former Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the Release (as defined herein) into the environment of any Hazardous Material (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of its Subsidiaries or any Participation Facility;

          (iii) To AFC's knowledge, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened, before any court, governmental agency or authority or other forum relating to or against any Loan Property (or AFC or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the Release into the environment of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by a Loan Property;

          (iv) To AFC's knowledge, the properties currently or formerly owned or operated by AFC or any of its Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) do not contain any Hazardous Material other than in compliance with applicable Environmental Law; PROVIDED, however, that with respect to properties formerly owned or operated by AFC or any of its Subsidiaries, such representation is limited to the period AFC or any such Subsidiary owned or operated such properties;

          (v) None of AFC or any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party relating to Hazardous Materials or Remediation (as defined herein) thereof or indicating that it may be in violation of, or liable under, any Environmental Law, or any actual or, to AFC's knowledge, potential administrative or judicial proceedings in connection with any of the foregoing;

          (vi) To AFC's knowledge, there are no underground storage tanks on, in or under any properties currently or formerly owned or operated by AFC or any of its Subsidiaries, any Participation Facility or any Loan Property and no underground storage tanks have been closed or removed from any properties currently or formerly owned or operated by AFC or any of its Subsidiaries, any Participation Facility or any Loan Property which are or have been in the ownership of AFC or any of its Subsidiaries; and

          (vii) To AFC's knowledge, during the period of (A) AFC or any of its Subsidiaries' ownership or operation of any of their respective current or formerly owned properties, (B) AFC's or any of its Subsidiaries' participation in the management of any Participation Facility, or (C) its or any of its Subsidiaries' holding of a security interest in a Loan Property, there has been no Release and there is currently no threatened Release of Hazardous Material in, on, under, affecting or migrating to such properties. To AFC's knowledge, prior to the period of (X) AFC's or any of its Subsidiaries' ownership or operation of any of their respective current properties, (Y) AFC's or any of its Subsidiaries' participation in the management of any Participation Facility, or
(Z) AFC's or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no Release of Hazardous Material in, on, under, affecting or migrating to any such property, Participation Facility or Loan Property.

     (r) LOAN PORTFOLIO; ALLOWANCE; ASSET QUALITY. (i) With respect to each loan owned by AFC or its Subsidiaries in whole or in part (each, a "Loan"), to the best knowledge of AFC:

                 (A) the note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

                 (B) neither AFC nor any of its Subsidiaries nor any prior holder of a Loan has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

                 (C) AFC or a Subsidiary is the sole holder of legal and beneficial title to each Loan (or the Association's applicable participation interest, as applicable); except as otherwise referenced on the books and records of the Association;

                 (D) the note and the related security documents, copies of which are included in the Loan files, are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed, except as otherwise disclosed by documents in the applicable Loan file;

                 (E) there is no pending or threatened condemnation proceeding or similar proceeding affecting the property which serves as security for a Loan; except as otherwise referenced on the books and records of the Association;

                 (F) there is no pending or threatened litigation or proceeding relating to the property which serves as security for a Loan that would have a Material Adverse Effect upon the related Loan; and

                 (G) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable.

          (ii) The allowance for possible losses reflected in AFC's audited statement of condition at December 31, 1997 as, and the allowance for possible losses shown on the balance sheets in its Reports for periods ending after December 31, 1997 will be, adequate, as of the dates thereof, under generally accepted accounting principles applicable to federal savings and loan associations consistently applied.

          (iii) The Disclosure Letter sets forth by category the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of the Subsidiaries that have been classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss,"

"Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" (in the latter two cases, to the extent available) or words of similar import, and the Association and its Subsidiaries shall promptly after the end of any month inform LISB of any such classification arrived at any time after the date hereof. The OREO included in any non-performing assets of the Subsidiaries is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; PROVIDED, however, that "current" shall mean within the past 12 months.

     (s) ACCOUNTING MATTERS. Neither AFC nor any of its Subsidiaries nor, to the best of its knowledge, any of its other affiliates has, through the date hereof, taken or agreed to take any action that would prevent AFC from accounting for the business combination to be effected by the Merger as a "pooling-of-interests," and AFC has no knowledge of any fact or circumstance that would prevent such accounting treatment.

     (t) AFC RIGHTS AGREEMENT. The AFC Rights Agreement has been amended so as to provide that LISB will not become an "Acquiring Person" and that no "Triggering Event," "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the AFC Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the AFC Option Agreement or the consummation of the Merger pursuant to this Agreement or the acquisition of shares of AFC Common Stock by LISB pursuant to the AFC Option Agreement.

     (u) INVESTMENT SECURITIES; BORROWING. (i) Except for investments in Federal Home Loan Bank Stock and pledges to secure Federal Home Loan Bank borrowings and reverse repurchase agreements entered into in arms-length transactions pursuant to normal commercial terms and conditions and entered into in the ordinary course of business and restrictions that exist for securities to be classified as "held to maturity," none of the investments reflected in the consolidated balance sheet of AFC included in AFC's Report on Form 10-K for the year ended December 31, 1997, and none of the investment securities held by it or any of its Subsidiaries since December 31, 1997, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

          (ii) Neither AFC nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the consolidated statements of condition and is a derivative contract (including various combinations thereof) (each, a "Derivatives Contract") or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance, and listed (as of the date hereof) in the Disclosure Letter or disclosed in its Reports filed on or prior to the date hereof.

          (iii) Set forth in the Disclosure Letter is a true and correct list of AFC's borrowed funds (excluding deposit accounts) as of the date hereof.

     (v) BOOKS AND RECORDS. The books and records of AFC and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

     (w) CORPORATE DOCUMENTS. AFC has delivered to LISB true and complete copies of its certificate of incorporation and bylaws and of the Association's charter and bylaws. The minute books of AFC and the Association constitute a complete and correct record of all actions taken by the respective boards of directors (and each committee thereof) and the stockholders of AFC and the Association. The minute books of each of AFC's Subsidiaries constitutes a complete and correct record of all actions taken by the respective boards of directors (and each committee thereof) and the stockholders of each Subsidiary.

     (x) BENEFICIAL OWNERSHIP OF LISB COMMON STOCK. As of the date hereof, AFC beneficially owns no shares of LISB Common Stock and, other than as contemplated by the LISB Option Agreement, does not have any option, warrant or right of any kind to acquire the beneficial ownership of any shares of LISB Common Stock.

     (y) TAX TREATMENT OF THE MERGER. As of the date hereof, AFC has no knowledge of any fact or circumstance that would prevent the transactions contemplated by this Agreement from qualifying as a tax-free reorganization under the Code.

     (z) YEAR 2000 MATTERS. The Disclosure Letter contains a true and correct copy of AFC's proposed plan for addressing year 2000 computer issues (the "AFC Year 2000 Plan"). AFC is in material compliance with the AFC Year 2000 Plan and agrees to take all actions required by the OTS to continue to be "Year 2000 Compliant". Neither AFC nor AFC Bank has received any written communication from the OTS commenting adversely with respect to the ability of AFC to become Year 2000 compliant and AFC is not aware of any reason why it would not receive a "satisfactory" rating in connection with any OTS examination of its Year 2000 compliance efforts.

                                     ARTICLE III

                              CONDUCT PENDING THE MERGER

     SECTION 3.01 CONDUCT OF LISB'S BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, LISB shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to,
(i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of LISB, LISB Bank, AFC or the Association to perform its covenants and agreements on a timely basis under this Agreement, (iv) take no action which would adversely affect or delay the ability of LISB, LISB Bank, AFC or the Association to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on LISB. LISB will use reasonable good faith efforts to consult with (but shall not have to obtain the approval of) AFC before engaging in any of the following activities:

     (a) the creation of any Fannie Mae or Freddie Mac securities with limited recourse to reduce the amount of the guarantee fee payable; or

     (b) entering into any agreements or commitments in connection with LISB's Year 2000 compliance efforts.

     SECTION 3.02 FORBEARANCE BY LISB. Without limiting the covenants set forth in Section 3.01 hereof, during the period from the date of this Agreement to the Effective Time LISB shall not, and shall not permit any of its Subsidiaries, without the prior written consent of AFC which shall not be unreasonably withheld, to:

     (a) put into effect any change in any provisions of the organization certificate or bylaws of LISB, or any similar governing documents of LISB's Subsidiaries;

     (b) issue any shares of capital stock or change the terms of any outstanding stock options or warrants, issue, award or grant any stock bonus, including any restricted stock award pursuant to the MRPs, or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of LISB except pursuant to (i) the exercise of stock options or warrants as set forth in the Disclosure Letter consistent with Section 1.04 of this Agreement, (ii) the LISB Option Agreement or (iii) the terms of the LISB Rights Agreement (provided that LISB shall take no action that would cause or have the effect of causing AFC to become an "Acquiring Person" under the LISB Rights Agreement); adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock except for LISB's regular quarterly dividend of $0.15 per share. As promptly as practicable following the date of this Agreement, the Board of Directors of LISB shall cause its regular quarterly dividend record dates and payment dates to be the same as AFC's regular quarterly dividend record dates and payments dates for AFC Common Stock, and LISB shall not thereafter change its regular dividend payment dates and record dates. Nothing contained in this Section 3.02(b) or in any other Section of this Agreement shall be construed to permit holders of shares of LISB to receive two dividends either from LISB or from AFC or LISB and AFC in any one quarter or to deny or prohibit such holders from receiving one dividend from LISB or AFC in any quarter;

     (c) other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect (which includes sales of mortgage and mortgage related securities as part of balance sheet management), sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity other than a direct or indirect wholly owned Subsidiary of LISB or cancel, release or assign any indebtedness of any such person, except pursuant to contracts or agreements in force at the date of this Agreement and which have been described to AFC; PROVIDED, however, that no sales may be made with recourse other than sales of Fannie Mae and Freddie Mac securities with limited recourse to reduce the amount of the guarantee fee payable; PROVIDED, FURTHER, that sales of such recourse loans shall be limited to $50 million per month, unless AFC receives prior notification thereof;

     (d) except to the extent required by law or as disclosed in Section 3.02(d) of LISB's Disclosure Letter or as specifically provided for elsewhere herein, increase in any manner the compensation or fringe benefits of any of its employees or directors other than general increases in compensation for non-officer employees (and officers, provided that Section 3.02(d) of the Disclosure Schedule sets forth a complete and accurate schedule of the expected maximum salary increases for persons with a title of first vice president or higher of LISB scheduled to occur prior to September 30, 1998) in the ordinary course of business consistent with past practice that do not cause the aggregate annualized compensation of all of LISB's non-officer employees and officers with a title below first vice president participating in the increase being granted, immediately following such increase, to exceed by more than 5% the aggregate total annual compensation expense of LISB with respect to such persons for the twelve month period ended September 30, 1997 and that do not cause the aggregate annual rates of base salaries of all of LISB's non-officer employees participating in the increase being granted to increase by more than 5% over such aggregate base salaries at September 30, 1997, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to or fund or otherwise establish any trust or account related to any Employee Plan (as defined in Section 2.03(n)) with or for the benefit of any employee or director

(PROVIDED that the foregoing shall not restrict LISB from paying normal, discretionary and/or contractual bonuses in the ordinary course of business due as of September 30, 1998 in amount and scope of distributions consistent with past practices not to exceed $4 million in the aggregate; and provided, further, that the foregoing shall not restrict LISB Bank from offering an early retirement incentive program consistent with past practices to eligible plan participants who retire on a date selected by LISB Bank that is as close in time as practicable to the Effective Time, at a total cost not materially different from the estimated cost shown on Section 3.02(d) of the Disclosure Schedule.); voluntarily accelerate the vesting of any stock options or other compensation or benefit; terminate or increase the costs to LISB or any Subsidiary of any Employee Plan; hire any employee with an annual compensation in excess of $75,000 or enter into or amend any employment, commission or bonus contract; except as otherwise specifically contemplated by this paragraph (d), alter, amend or revise in any manner any compensation, arrangements, practices or policies; make any discretionary contributions to any Employee Plan; make any discretionary contributions to any Employee Plan; or taken any action other than permitted by this Section 3.02(d) that would cause the Merger to fail to qualify for pooling-of-interests account treatment;

     (e) except as contemplated by Section 4.02, change its method of accounting as in effect at September 30, 1997, except as required by changes in generally accepted accounting principles as concurred in writing by LISB's independent auditors;

     (f) make any investment in any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered "high risk" securities pursuant to Thrift Bulletin Number 52 issued by the OTS, that are purchased in the ordinary course of business consistent with past practice, in either case, with a purchase price no greater than 101.5% of par value;

     (g) other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $50,000 and other than investments for LISB's portfolio made in accordance with Section 3.02(f), make any investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity and other than the purchase of Federal Home Loan Bank common stock necessary to maintain LISB's membership status with the Federal Home Loan Bank of New York and other than pursuant to existing commitments set forth in the Disclosure Letter;

     (h) enter into any contract or agreement that is not terminable within 30 days, or make any change in, or terminate, any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than $100,000 per annum and other than contracts or agreements covered by Section 3.02(k) and other than agreements and commitments in connection with LISB's Year 2000 compliance efforts pursuant to its Year 2000 Plan;

     (i) settle any claim, action or proceeding involving any liability of LISB or any of its Subsidiaries for money damages in excess of $500,000 or impose material restrictions upon the operations of LISB or any of its Subsidiaries;

     (j) except in the ordinary course of business and in amounts less than $500,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

     (k) make, renegotiate, renew, increase, extend or purchase any (i) loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except in conformity with existing lending practices in amounts not to exceed $2,000,000 to any individual borrower (except for commercial real estate loans which shall be limited to $3.5 million to any individual borrower and except for small business and commercial loans which shall be limited to $300,000 to any individual borrower); PROVIDED, however, that LISB and its Subsidiaries may not make, renegotiate, renew, increase, extend or purchase any loan that is underwritten based on no verification of income or loans commonly known or referred to as "no documentation loans;" however, LISB may originate no documentation loans pursuant to a take-out commitment from an investor, but not for the portfolio of LISB or (ii) loans, advances or commitments to directors, officers or other affiliated parties of LISB or any of its Significant Subsidiaries (other than loans on primary residences in accordance with existing policies);

     (l) except to the extent required by applicable law or regulation, adopt or implement any new policy or practice or procedure with respect to its loan origination activities, including without limitation, taking any action to amend, renew or extend any contract, agreement or other arrangement with terms greater than one year regarding the delegation of loan underwriting functions, the delegation of loan processing functions, the provisions of tax-related services or the provision of insurance-related services;

     (m) purchase or sell servicing rights (other than loan sales with servicing released) with respect to loans the principal balance of which, either individually or in the aggregate, exceeds $500,000;

     (n) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to LISB except in satisfaction of debts previously contracted;

     (o) incur any additional borrowings beyond those set forth on the Disclosure Letter other than short-term (two years or less) Federal Home Loan Bank borrowings and reverse repurchase agreements consistent with past practice, or pledge any of its assets to secure any borrowings other than as required pursuant to the terms of borrowings of LISB or any Subsidiary in effect at the date hereof or in connection with borrowings or reverse repurchase agreements permitted hereunder. Deposits shall not be deemed to be borrowings within the meaning of this paragraph;

     (p) make any capital expenditures in excess of $100,000 per expenditure from the date of this Agreement until the Effective Date other than pursuant to binding commitments existing on the date hereof, other than expenditures necessary to maintain existing assets in good repair;

     (q) make any investment or commitment to invest in real estate or in any real estate development project, other than real estate acquired in satisfaction of defaulted mortgage loans and investments or commitments approved by the Board of Directors of LISB or LISB Bank prior to the date of this Agreement and disclosed in writing to AFC;

     (r) except pursuant to commitments existing at the date hereof which have previously been disclosed in writing to AFC, make any real estate loans secured by undeveloped land or real estate (other than real estate secured by one-to four-family homes) located outside the State of New York or make any construction loan (other than construction loans secured by one-to four-family homes);

     (s) establish or make any commitment relating to the establishment of any new branch or other office facilities;

     (t) organize, capitalize, lend to or otherwise invest in or invest in any Subsidiary or acquire a 10% or greater equity or voting interest in any firm, corporation or business enterprise;

     (u) elect to the Board of Directors of LISB or any Subsidiary any person who is not a member of the Board of Directors of LISB or such Subsidiary as of the date of this Agreement; or

     (v) agree or make any commitment to take any action that is prohibited by this Section 3.02.

     In the event that AFC does not respond in writing to LISB within five business days of a written request for LISB to engage in any of the actions for which AFC's prior written consent is required pursuant to this Section 3.02, AFC shall be deemed to have consented to such action. Any request by LISB or response thereto by AFC shall be made in accordance with the notice provisions of Section 8.07, and any request by LISB shall also state that it is a request pursuant to this Section 3.02 and that a failure to respond within five (5) business days shall constitute consent.

     SECTION 3.03 CONDUCT OF AFC'S BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, AFC shall use commercially reasonable efforts to, and shall cause its Subsidiaries to use commercially reasonable efforts to,
(i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice, (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of LISB or AFC to perform its covenants and agreements on a timely basis under this Agreement,
(iv) take no action which would adversely affect or delay the ability of LISB, AFC, LISB Bank or the Association to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction, and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on AFC.

     SECTION 3.04 FORBEARANCE BY AFC. Without limiting the covenants set forth in Section 3.02 hereof, during the period from the date of this Agreement to the Effective Time AFC shall not, and shall not permit any of its Subsidiaries, without the prior written consent of LISB which shall not be unreasonably withheld, to:

     (a) put into effect any change in any provisions of the organization certificate or bylaws of AFC, or any similar governing documents of AFC's Subsidiaries, other than an increase in the authorized capital stock of AFC;

     (b) issue any shares of capital stock or change the terms of any outstanding stock options or warrants or issue, grant or sell any option, warrant, call, commitment, stock appreciation right, right to purchase or agreement of any character relating to the authorized or issued capital stock of AFC except pursuant to (i) the exercise of stock options or warrants as set forth in the Disclosure Letter or consistent with Section 1.04 of this Agreement; (ii) the AFC Option Agreement (iii) pursuant to the terms of the AFC Rights Agreement; or (iii) pursuant to a stock split in the form of a stock dividend for which a Stock Adjustment shall be made.

                                      ARTICLE IV

                                      COVENANTS

     SECTION 4.01 ACQUISITION PROPOSALS. LISB agrees that neither it nor any of its Subsidiaries nor any of the respective officers and directors of LISB or its Subsidiaries shall, and LISB shall direct and use its best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, (a) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of LISB) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or more than 10% of the assets or any equity securities of LISB or any of its material Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; PROVIDED, however, that nothing contained in this Agreement shall prevent LISB or its Board of Directors from
(i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii) (A) providing information in response to a request therefor by a person who has made an unsolicited BONA FIDE written Acquisition Proposal if the Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the confidentiality agreement between AFC and LISB, dated as of January 16, 1998; or (B) engaging in any negotiations or discussions with any person who has made an unsolicited BONA FIDE written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, (i) the Board of Directors of LISB, after consultation with outside legal counsel, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties under applicable law and (ii) the Board of Directors of LISB determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement, taking into account the long-term prospects and interests of LISB and its stockholders. LISB will notify AFC immediately orally (within one day) and in writing (within 3 days) if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with LISB after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep AFC informed of any developments with respect thereto immediately upon occurrence thereof. If the Board of Directors of LISB shall determine in accordance with the second preceding sentence to provide confidential information or data to any other person, LISB shall do so only under the terms of a confidentiality agreement no less stringent than that previously entered into between the parties hereto and LISB shall enforce such agreement. Subject to the foregoing, LISB will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. LISB will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.01. LISB will promptly request each person (other than AFC) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with LISB or any Subsidiary of LISB to return or destroy all confidential information previously furnished to such person by or on behalf of LISB or any of its Subsidiaries.

     SECTION 4.02 CERTAIN POLICIES OF LISB.

     (a) After the date on which all required regulatory approval and shareholder approvals for the consummation of the transactions contemplated hereby are received and prior to the Effective Time, but no earlier than five
(5) days prior to the Closing Date and after receipt of written confirmation from AFC that all conditions to closing set forth in Sections 5.01 and 5.02, except for the condition set forth in Section 5.01(f), have either been satisfied or waived, at the request of AFC, LISB shall cause LISB Bank to modify and change its loan, litigation or real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices so as to be consistent on a mutually satisfactory basis with those of the Association; PROVIDED, that such policies and procedures are not prohibited by generally accepted accounting principles or any applicable laws and regulations.

     (b) LISB's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 4.02.

     SECTION 4.03 ACCESS AND INFORMATION. (a) Upon reasonable notice, LISB and AFC shall (and shall cause its respective Subsidiaries to) afford to each other and their respective representatives (including, without limitation, directors, officers and employees of such party and its affiliates, and counsel, accountants and other professionals retained) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as either party may reasonably request; PROVIDED, HOWEVER, that no investigation pursuant to this Section 4.03 shall affect or be deemed to modify any representation or warranty made herein. In furtherance, and not in limitation of the foregoing, LISB shall make available to AFC all information necessary or appropriate for the preparation and filing of all real property and real estate transfer tax returns and reports required by reason of the Merger or the Bank Merger. AFC and LISB will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 4.03 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each of AFC and LISB will keep confidential, and will cause its respective representatives to keep confidential, all information and documents obtained pursuant to this Section
4.03 unless such information (i) was already known to such party or an affiliate of such party, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to such party or an affiliate of such party from other sources not known by such party to be bound by a confidentiality obligation or agreement, (iii) is disclosed with the prior written approval of the other party or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party which furnished the same.

     (b) During the period of time beginning on the day application materials for the Bank Merger are initially filed with the OTS and continuing to the Effective Time, including weekends and holidays, LISB shall cause LISB Bank to provide the Association and its authorized agents and representatives full access to LISB Bank's offices for the purpose of installing any necessary wiring and equipment to be utilized by the Association after the Effective Time; PROVIDED, that:

          (i) reasonable advance notice of each entry shall be given to LISB Bank, and LISB Bank approves of each entry, which approval shall not be unreasonably withheld;

          (ii) LISB Bank shall have the right to have its employees or contractors present to inspect the work being done;

          (iii) to the extent practicable, such work shall be done in a manner that will not interfere with LISB Bank's business conducted at any affected branch offices;

          (iv) all such work shall be done in compliance with all applicable laws and government regulation, and the Association shall be responsible for the procurement, at the Association's expense, of all required governmental or administrative permits and approvals;

          (v) the Association shall maintain appropriate insurance satisfactory to LISB Bank in connection with any work done by the Association's agents and representatives pursuant to this Section 4.03;

          (vi) the Association shall reimburse LISB Bank for any material out-of-pocket costs or expenses incurred by LISB Bank in connection with this undertaking; and

          (vii)  in the event this Agreement is Terminated in accordance with
     Article VI hereof, the Association, within a reasonable time period and at its sole cost and expense, will restore such offices to their condition prior to the commencement of any such installation.

     SECTION 4.04 CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. AFC and LISB shall
(a) as soon as practicable (and in any event within 60 days after the date hereof) make (or cause to be made) any filings and applications and provide any notices, required to be filed or provided in order to obtain all approvals, consents and waivers of governmental authorities and third parties necessary or appropriate for the consummation of the transactions contemplated hereby or by the LISB Option Agreement and the AFC Option Agreement, (b) cooperate with one another (i) in promptly determining what filings and notices are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal or state law or regulation or under any relevant agreement or other document and (ii) in promptly making any such filings and notices, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers and (c) deliver to the other copies of the publicly available portions of all such filings, notices and applications promptly after they are filed.

     SECTION 4.05 ANTITAKEOVER PROVISIONS.

     (a) LISB shall (and shall cause its Subsidiaries to) take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document (i) to exempt or continue to exempt AFC, this Agreement, the Merger, the Bank Merger and the LISB Option

Agreement from any provisions of an antitakeover nature in LISB's or its Subsidiaries' certificates of incorporation or charters, as the case may be, and bylaws and the provisions of Section 203 of the DGCL and (ii) upon the request of AFC, to assist in any challenge by AFC to the applicability to this Agreement, the Merger or the LISB Option Agreement of Section 203 of the DGCL.

     (b) Except for the Amendment and amendments approved in writing by AFC, LISB will not, following the date hereof, amend or waive any of the provisions of or take any action to exempt any other persons from the provisions of the LISB Rights Agreement in any manner that adversely affects the consummation of the Merger or, except as provided in the next sentence, redeem the rights thereunder. If requested by AFC, but not otherwise, LISB will redeem all outstanding Rights at a redemption price of not more than $0.01 per Right effective immediately prior to the Effective Time with respect to the consummation of the Merger.

     SECTION 4.06 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including the Bank Merger, as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

     SECTION 4.07 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter LISB and AFC shall consult with each other in issuing any press releases or otherwise making public statements with respect to the acquisition contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

     SECTION 4.08 STOCKHOLDERS' MEETING. Each of LISB and AFC shall take all action necessary, in accordance with applicable law and its corporate documents, to convene a meeting of its respective stockholders (each, a "Stockholder Meeting") as promptly as practicable for the purpose of considering and voting on approval and adoption of the transactions provided for in this Agreement. Except to the extent the boards of directors of each of LISB or AFC, as the case may be, after consultation with outside legal counsel, in good faith deems that failure to do the following is legally necessary for the proper discharge of its fiduciary duties under applicable law, the board of directors of each of LISB and AFC shall (a) recommend at its Stockholder Meeting that the stockholders vote in favor of and approve the transactions provided for in this Agreement, and (b) use its best efforts to solicit such approvals. LISB and AFC, in consultation with the other, shall each employ professional proxy solicitors to assist in contacting stockholders in connection with soliciting favorable votes on the Merger. LISB and AFC shall coordinate and cooperate with respect to the timing of their respective Stockholder Meetings.

     SECTION 4.09 JOINT PROXY STATEMENT-PROSPECTUS; COMFORT LETTERS. (i) As soon as practicable after the date hereof, AFC and LISB shall cooperate with respect to the preparation of a Joint Proxy Statement-Prospectus for the purpose of taking stockholder action on the Merger and this Agreement and file the Joint Proxy Statement-Prospectus with the SEC and respond to comments of the staff of the SEC and promptly after the Form S-4 (as defined in Section 4.10) is declared effective by the SEC mail the Joint Proxy Statement-Prospectus to the respective holders of record (as of the applicable record date) of shares of voting stock of each of LISB and AFC. AFC and LISB each represents and covenants to the other that the Joint Proxy Statement-Prospectus and any amendment or supplement thereto, with respect to the information pertaining to it or its Subsidiaries at the date of mailing to its stockholders and the date of its meeting of its stockholders to be held in connection with the Merger, will be in compliance with the Exchange Act and all relevant rules and regulations of the SEC and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (ii) AFC shall cause KPMG Peat Marwick, its independent public accounting firm to deliver to LISB, and LISB shall cause KPMG Peat Marwick, its independent public accounting firm, to deliver to AFC and to its officers and directors who sign the Registration Statement for this transaction, a "comfort letter" or "agreed upon procedures letter," in the form customarily issued by such accountants at such time in transactions of this type, dated (a) the date of the mailing of the Joint Proxy Statement-Prospectus for the Stockholders Meeting of LISB and the date of mailing of the Joint Proxy Statement for the Stockholders meeting of AFC, respectively, and (b) a date not earlier than five business days preceding the date of the Closing.

     SECTION 4.10 REGISTRATION OF AFC COMMON STOCK.

     (a) AFC shall, as promptly as practicable following the preparation thereof, file a Registration Statement on Form S-4 (including any pre-effective or post-effective amendments or supplements thereto) with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement, and AFC and LISB shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. AFC will advise LISB promptly after AFC receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of capital stock issuable pursuant to the Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. AFC will provide LISB with as many copies of such Registration Statement and all amendments thereto promptly upon the filing thereof as LISB may reasonably request.

     (b) AFC shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities laws or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement.

     (c) AFC shall use its best efforts to list, prior to the Effective Time, on the Nasdaq National Market or on such other exchange as AFC Common Stock shall then be trading, subject only to official notice of issuance, the shares of AFC Common Stock to be issued by AFC in exchange for the shares of LISB Common Stock.

     SECTION 4.11 AFFILIATE LETTERS. Promptly, but in any event within two weeks after the execution and delivery of this Agreement, LISB shall deliver to AFC a letter identifying all persons who, to the knowledge of LISB, may be deemed to be "affiliates" of LISB under Rule 145 of the 1933 Act and the pooling-of-interests accounting rules, including, without limitation, all directors and executive officers of LISB, together with executed letter agreements, each substantially in the form of Exhibit 4.11(a), executed by each such person so identified as an affiliate of LISB agreeing (i) to comply with Rule 145 and (ii) to refrain from transferring shares as required by the "pooling-of-interests" accounting rules and (iii) to be present in person or by proxy and vote in favor of the Merger at the Shareholders Meeting as provided in
Exhibit 4.11(a). Within two weeks after the date hereof, AFC shall cause its directors and executive officers to enter into letter agreements in the form of
Exhibit 4.11(b) with AFC concerning the pooling-of-interests accounting rules. AFC agrees to publish, or file a Form 8-K, Form 10-K or Form 10-Q containing financial results covering at least 30 days of post-Merger combined operations of AFC and LISB as soon as practicable (but in no event later than 30 days) following the close of the first calendar month ending 30 days after the Effective Time, in form and substance sufficient to remove the restrictions set forth in paragraph "B" of each of Exhibit 4.11(a) and Exhibit 4.11(b).

     SECTION 4.12 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the others of: (a) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (b) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Event. Each of LISB and AFC shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

     SECTION 4.13 DIRECTORS AND OFFICERS; ADVISORY BOARD; LITIGATION COMMITTEE.
(a) AFC agrees to cause four persons who are mutually acceptable to AFC and LISB, who are currently members of the LISB board of directors and who are willing to so serve ("Former LISB Directors"), to be elected or appointed as directors of AFC at, or as promptly as practicable after, the Effective Time

(such appointment or election of Former LISB Directors to be as evenly distributed as possible among the classes of AFC directors). The directors of the Association, following the Bank Merger, shall be the current directors of the Association, plus the four individuals named above in the immediately preceding sentence.

     (b) At the Effective Time, AFC shall enter into an agreement with Mr. John J. Conefry, Jr., Mr. Lawrence W. Peters and Mr. Bruce M. Barnet substantially in the forms attached as Exhibit 4.13(b), (c) and (d) to the AFC Disclosure Letter.

     (c) AFC shall, promptly following the Effective Time, cause all of the members of the LISB's Board as of the date of this Agreement who do not become directors of AFC and the Association pursuant to Section 4.13 hereof, and who are willing to so serve, to be elected or appointed as members of an advisory board (the "Advisory Board") established by AFC, the function of which shall be to meet no less frequently than quarterly in order to advise AFC with respect to general business as well as deposit and lending opportunities and activities in LISB's former market area and to maintain and develop customer relationships. The members of the Advisory Board who are willing to so serve initially shall be elected or appointed for a term of one year. AFC agrees annually to re-elect or re-appoint each of the initial members of the advisory board to two successive one-year terms following the initial one-year term; PROVIDED, however, that AFC shall have no obligation to re-elect or re-appoint any member if AFC reasonably determines that such member has a conflict of interest that compromises such member's ability to serve effectively as a member of the advisory board or any cause exists that otherwise would allow for removal of such person as a director of AFC if such person were a member of AFC's Board of Directors. Each member of the Advisory Board who is not a director of AFC and who is not an employee of AFC shall receive a retainer fee for such service at an annual rate of $40,000.00, payable in monthly installments and shall be afforded the opportunity, at his own expense, to purchase coverage under a group health plan offered by the Association to its employees. Within 30 days after the Effective Time, each member of the Advisory Board shall receive a grant of options to purchase 4,000 shares of AFC Common Stock which, subject to the terms of an option agreement to be provided by AFC and reasonably acceptable to LISB, shall extend for a term of ten (10) years beginning at the Effective Time; shall be exercisable at any time after the Effective Time at an exercise price per share equal to the closing sales price for a share of AFC Common Stock on the date of grant as reported in The Wall Street Journal and shall provide for reasonable registration rights. At or prior to the Effective Time, AFC shall (i) take all corporate action necessary to reserve for issuance a sufficient number of shares of AFC Common Stock for delivery upon exercise of options granted in accordance with this Section and (ii) file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the AFC Common Stock subject to such options. AFC shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding. Service on the Advisory Board shall be treated in the same manner historically accorded to service as an Emeritus Director of LISB or LISB Bank for purposes of determining the exercise periods of Converted Options.

     (d) LISB Bank is the plaintiff in a case resulting from a complaint filed by LISB Bank in the United States Court of Federal Claims entitled THE LONG ISLAND SAVINGS BANK FSB ET AL. VS. THE UNITED STATES (the "Case"). Notwithstanding anything to the contrary set forth elsewhere in the Agreement, LISB shall not, without the prior written consent of AFC, cause or permit LISB Bank to settle the Case or take any action having such effect. Promptly following the Effective Time, AFC will designate a special litigation committee consisting of Mr. John J. Conefry, Jr., as Chairman, Mr. Mark Fuster, Mr. Roger Teurfs, Ms. Karen Cullen and Mr. Richard Herbst (the "Litigation Committee"), provided such persons are willing to so serve for the purpose of preserving the knowledge and experience of certain LISB officers in connection with the Case, providing for the maximum recovery thereon, and assisting AFC in evaluating and managing the progress thereof. The Litigation Committee shall be responsible for advising AFC exclusively on the prosecution and settlement of the Case, including the evaluation of any settlement proposals, the making of and responses to motions to dismiss, proposals to terminate or cease prosecuting the Case and the pursuit or abandonment of any appeals. Each member of the Committee shall be available to assist AFC in developing oral and documentary testimony and evidence at the request of AFC, and shall not, in the absence of legal compulsion, assist any persons other than AFC in the prosecution of the Case. Each member of the Litigation Committee who is not a director of AFC and who is not an officer or employee of, or consultant to, AFC shall receive a retainer fee for service on the Litigation Committee as set forth in a separate consulting agreement to be entered into between each such person and AFC in the form attached to the Disclosure Letter as Exhibit 4.13(d). AFC will cause to be created a bonus pool in an amount equal to 1% of the amount by which the gross proceeds of (1) a final, unappealable judgment in the Case or (2) the final settlement of the Case, exceeds $500,000,000, which shall be available, in the absolute discretion of the disinterested members of the Board of Directors of AFC, for distribution, in whole or in part, to officers, directors and consultants of AFC who have had involvement in the successful prosecution of the Case.

     SECTION 4.14 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) From and after the Effective Time through the sixth anniversary of the Effective Date, AFC agrees to indemnify and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Date, a director or officer of LISB or its Subsidiaries or a director or trustee of another entity expressly at LISB's request or direction (each, an "Indemnified Party"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement, including the entering into of the LISB Option Agreement), whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, in each case to the fullest extent such Indemnified Party would have been indemnified as a director or officer of LISB or LISB Bank, as applicable, and as then permitted under applicable law.

     (b) Any Indemnified Party wishing to claim indemnification under Section 4.14(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify AFC thereof, but the failure to so notify shall not relieve AFC of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation, (i) AFC shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and AFC shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if AFC does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between AFC and the Indemnified Party (and counsel for AFC does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and AFC shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; PROVIDED, however, that AFC shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) AFC shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which shall not be unreasonably withheld.

     (c) AFC shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 4.14 to the fullest extent permitted under applicable law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

     (d) For a period of six years after the Effective Time, AFC shall cause to be maintained in effect for the former directors and officers of LISB and LISB Bank coverage under AFC's policy of directors and officers liability insurance no less advantageous to the beneficiaries thereof than the current policies of directors' and officers' liability insurance maintained by LISB; PROVIDED, however, that AFC, in its sole discretion, may substitute or, in its sole discretion, may cause LISB to substitute therefor single premium tail coverage with policy limits equal to LISB Bank's existing annual coverage limits; PROVIDED, FURTHER, however, that in no event shall AFC be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Subsection 4.14(d), an aggregate premium excess of 200% of the amount of the annual premiums paid as of the date hereof by LISB in for such insurance (the "Maximum Amount"); PROVIDED, FURTHER, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, AFC shall obtain the most advantageous coverage of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount; and PROVIDED, FURTHER, that officers and directors of LISB may be required to make application and provide customary representations and warranties to AFC's insurance carrier for the purpose of obtaining such insurance.

     SECTION 4.15 POOLING AND TAX-FREE REORGANIZATION TREATMENT. (a) Prior to the Effective Time, neither AFC nor LISB shall take, fail to take, or cause to be taken or not taken, or cause or permit any of their respective Subsidiaries to take, fail to take, or cause to be taken or not taken, any action within its control, which would disqualify the Merger as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code. Subsequent to the Effective Time, AFC shall not take any action within its control that would disqualify the Merger as such a "reorganization" under the Code, or as a pooling-of-interests for accounting purposes.

          (b) To the extent determined by AFC, in its reasonable judgment, as necessary for the Merger to qualify as a pooling-of-interests for accounting purposes, prior to the Effective Time, LISB shall conduct a sale of a sufficient number of shares of LISB Common Stock currently held as treasury shares by LISB to allow the Merger to so qualify.

     SECTION 4.16 EMPLOYEES; BENEFIT PLANS AND PROGRAMS.    (a) Each person who
is employed by LISB Bank immediately prior to the Effective Time (a "LISB Employee") shall, at the effective time of the Bank Merger, become an employee of the Association upon the same terms and conditions generally applicable to other employees of the Association with comparable positions, with the following special provisions:

          (i) No LISB Employee shall be, or have or exercise the authority of, an officer of the Association unless and until elected or appointed an officer of the Association in accordance with the Association's Bylaws which election or appointment shall be determined and implemented as soon as practicable following the Effective Time;

          (ii)   At or as soon as practicable following the Effective
     Time, AFC and the Association shall establish and implement a program of compensation and benefits designed to cover all similarly situated employees on a uniform basis (the "New Compensation and Benefits Program"). The New Compensation and Benefits Program may contain any combination of new plans, continuations of plans maintained by AFC or the Association immediately prior to the Effective Time and continuations of plans maintained by LISB or LISB Bank immediately prior to the Effective Time as AFC, in its discretion, may determine. To the extent that it is not practicable to implement any constituent part of the New Compensation and Benefits Program at the Effective Time, AFC and the Association shall continue in effect any comparable plan maintained immediately prior to the Effective Time for the respective employees of AFC, LISB, the Association and LISB Bank for a transition period. During the transition period, the persons who were employees of LISB or

     LISB Bank immediately prior to the Effective Time who become employees of AFC or the Association at the Effective Time shall continue to participate in the plans of LISB and LISB Bank which are continued for transitional purposes, and all other employees of AFC or the Association will participate only in the comparable plans of AFC and the Association which are continued for transitional purposes;

          (iii) Each constituent part of the New Compensation and Benefits Program shall recognize, in the case of persons employed by AFC, the Association, LISB or LISB Bank immediately prior to the Effective Time who are also employed by the Association or AFC immediately after the Effective Time, all service with or previously recognized by AFC, the Association, LISB or LISB Bank as service with AFC and the Association for eligibility and vesting purposes; and

          (iv) In the case of any constituent part of the New Compensation and Benefits Program which is a life, health or long-term disability insurance plan: (A) such plan shall not apply any preexisting condition limitations for conditions covered under the applicable life, health or long-term disability insurance plans maintained by AFC, the Association, LISB and LISB Bank as of the Effective Time, (B) each such plan which is a health insurance plan shall honor any deductible and co-payment or out of pocket expenses incurred under the applicable health insurance plans maintained by AFC, the Association, LISB and LISB Bank as of the Effective Time and
     (C) each such plan which is a life or long-term disability insurance plan shall waive any medical certification otherwise required in order to assure the continuation of coverage at a level not less than that in effect immediately prior to the implementation of such plan (but subject to any overall limit on the maximum amount of coverage under such plans).

     (b) AFC shall assume the obligations of LISB and LISB Bank with respect to the employment agreements, the Employee Plans and the Specified Compensation and Benefits Programs identified on the Disclosure Schedule, as they may be in effect at the Effective Time. LISB and LISB Bank shall obtain and deliver to AFC within seven days of the execution of this Agreement an agreement in form and substance reasonably satisfactory to AFC to the effect that the Named Individual agrees (A) that the Specified Compensation and Benefit Programs listed on the schedule attached to such agreement are the only Specified Compensation and Benefit Programs and other benefits and compensation items to which such Named Individual is entitled in connection with the transactions contemplated hereby and that the amounts shown on such schedule should not be less than 90% of the total maximum amounts to which such Named Individual shall be entitled in connection with the transactions contemplated hereby and (B) to deliver in exchange for such compensation and benefits a written release, substantially in the form attached hereto as Exhibit 4.16(b)(a) (the "Release"), of any further claim in, to and under the Specified Compensation and Benefit Programs. Such Settlement Agreement shall be countersigned by AFC and shall acknowledge that the consummation of the transactions contemplated by this Agreement shall, upon consummation, constitute a "change of control" and "good reason" event under the existing terms of the Specified Compensation and Benefit Programs and that, with respect to Named Individuals who are employees of LISB and/or LISB Bank as of the Effective Time, AFC will provide to each such Named Individual the termination payments and benefits to which such Named Individual is entitled under the Special Compensation and Benefit Programs.

                                      ARTICLE V

                              CONDITIONS TO CONSUMMATION

     SECTION 5.01 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the fulfillment of the following conditions:

     (a) this Agreement shall have been approved by (i) the requisite vote of LISB's stockholders in accordance with applicable law and regulations; and (ii) the requisite vote of AFC's stockholders in accordance with applicable law and regulations;

     (b) all necessary regulatory or governmental approvals, consents or waivers required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; and all other consents, waivers and approvals of any third parties which are necessary to permit the consummation of the Merger and the other transactions contemplated hereby shall have been obtained or made except for those the failure to obtain of which would not have a Material Adverse Effect (i) on LISB and its Subsidiaries taken as a whole or (ii) on AFC and its Subsidiaries taken as a whole. None of the approvals or waivers referred to herein shall contain any term or condition which would have a Material Adverse Effect on (x) LISB and its Subsidiaries taken as a whole or (y) AFC and its Subsidiaries taken as a whole;

     (c) no party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

     (d) no statute, rule or regulation, shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger;

     (e) the Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement shall have been obtained;

     (f) AFC shall have received a letter, dated as of the Effective Date, from its independent certified public accountants, reasonably satisfactory to AFC and LISB, to the effect that the Merger shall be qualified to be treated as a "pooling-of-interests" for accounting purposes by AFC;

     (g) AFC shall have received the agreement referred to in Section 4.11 from each affiliate of LISB; and

     (h) AFC shall have caused to be listed on the Nasdaq National Market, or on such other market on which shares of AFC Common Stock shall then be trading, subject only to official notice of issuance, the shares of AFC Common Stock to be issued by AFC in exchange for the shares of LISB Common Stock.

     SECTION 5.02 CONDITIONS TO THE OBLIGATIONS OF AFC AND THE ASSOCIATION UNDER THIS AGREEMENT. The obligations of AFC to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by AFC:

     (a) each of the obligations of LISB required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of LISB contained in this Agreement shall be true and correct, subject to Sections 2.01 and 2.02, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). AFC shall have received a certificate to the foregoing effect signed by the president and the chief financial or principal accounting officer of LISB;

     (b) all action required to be taken by, or on the part of, LISB to authorize the execution, delivery and performance of this Agreement and the consummation by LISB of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of LISB, and AFC shall have received certified copies of the resolutions evidencing such authorization;

     (c) AFC shall have received certificates (such certificates to be dated as of a day as close as practicable to the date of the Closing) from appropriate authorities as to the good standing of LISB and the corporate existence of LISB Bank;

     (d) LISB shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 5.01(b)) whose consent or approval shall be required in order to permit the succession by the surviving corporation pursuant to the Merger to any obligation, right or interest of LISB or any Subsidiary of LISB under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on AFC (after giving effect to the consummation of the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby;

     (e) Neither a Distribution Date nor a Triggering Event, as such terms are defined in the LISB Rights Agreement, shall have occurred, and the LISB Rights shall not have become nonredeemable and shall not become nonredeemable upon consummation of the Merger and the LISB Rights shall not become exercisable for capital stock of AFC upon consummation of the Merger;

     (f) AFC shall have received an opinion of Thacher Proffitt & Wood, counsel to AFC, dated as of the Effective Date in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to AFC, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

          (i) No gain or loss will be recognized by AFC, the Association or LISB as a result of the Merger;

          (ii) Except to the extent of any cash received in lieu of a fractional share interest in AFC Common Stock, no gain or loss will be recognized by the stockholders of LISB who exchange their LISB Stock for AFC Common Stock pursuant to the Merger;

          (iii) The tax basis of AFC Common Stock received by stockholders who exchange their LISB Common Stock for AFC Common Stock in the Merger will be the same as the tax basis of LISB Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

          (iv) The holding period of AFC Stock received by each stockholder in the Merger will include the holding period of LISB Common Stock exchanged therefor, provided that such stockholder held such LISB Common Stock as a capital asset on the date of the Merger.

     Such opinion may be based on, in addition to the review of such matters of fact and law as Thacher Proffitt & Wood considers appropriate, (i) representations made at the request of Thacher Proffitt & Wood by AFC, LISB, stockholders of AFC or LISB, or any combination of such persons and (ii) certificates provided at the request of Thacher Proffitt & Wood by officers of AFC, LISB and other appropriate persons.

     SECTION 5.03 CONDITIONS TO THE OBLIGATIONS OF LISB. The obligations of LISB to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by LISB:

     (a) each of the obligations of AFC and the Association, respectively, required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of AFC and the Association contained in this Agreement shall be true and correct, subject to Sections 2.01 and 2.02, as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as to any representation or warranty which specifically relates to an earlier date). LISB shall have received a certificate to the foregoing effect signed by the president and the chief financial officer of AFC;

     (b) all action required to be taken by, or on the part of, AFC and the Association to authorize the execution, delivery and performance of this Agreement and the consummation by AFC and the Association of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and stockholders of AFC, and LISB shall have received certified copies of the resolutions evidencing such authorization;

     (c) AFC shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in Section 5.01(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which AFC or any of its Subsidiaries is a party or is otherwise bound, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on AFC (after giving effect to the transactions contemplated hereby) or upon the consummation of the transactions contemplated hereby;

     (d) Neither a Distribution Date nor a Triggering Event, as such terms are defined in the AFC Rights Agreement, shall have occurred, and the AFC Rights shall not have become nonredeemable and shall not become nonredeemable upon consummation of the Merger;

     (e) LISB shall have received certificates (such certificates to be dated as of a day as close as practicable to the date of the Closing) from appropriate authorities as to the good standing of AFC and corporate existence of the Association;

     (f) LISB shall have received an opinion of Milbank Tweed Hadley & McCloy, counsel to LISB, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to LISB, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

          (i) No gain or loss will be recognized by AFC, the Association or LISB as a result of the Merger;

          (ii) Except to the extent of any cash received in lieu of a fractional share interest in AFC Common Stock, no gain or loss will be recognized by the stockholders of LISB who exchange their LISB Common Stock for AFC Common Stock pursuant to the Merger;

          (iii) The tax basis of AFC Common Stock received by stockholders who exchange their LISB Common Stock for AFC Common Stock in the Merger will be the same as the tax basis of LISB Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

          (iv) The holding period of AFC Stock received by each stockholder in the Merger will include the holding period of LISB Common Stock exchanged therefor, provided that such stockholder held such LISB Common Stock as a capital asset on the date of the Merger.

     Such opinion may be based on, in addition to the review of such matters of fact and law as Milbank Tweed Hadley & McCloy considers appropriate, (i) representations made at the request of Milbank Tweed Hadley & McCloy by AFC, the Association, LISB, stockholders of AFC or LISB, or any combination of such persons and (ii) certificates provided at the request of Milbank Tweed Hadley & McCloy by officers of AFC, the Association, LISB and other appropriate persons.

                                      ARTICLE VI

                                     TERMINATION

     SECTION 6.01 TERMINATION. This Agreement may be terminated, and the Merger abandoned, at or prior to the Effective Date, either before or after its approval by the stockholders of LISB and AFC:

     (a) by the mutual consent of AFC and LISB, if the board of directors of each so determines by vote of a majority of the members of its entire board;

     (b) by AFC or LISB, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of (i) the failure of the stockholders of LISB or AFC to approve the Agreement at its meeting called to consider such approval; PROVIDED, however, that LISB or AFC, as the case may be, shall only be entitled to terminate the Agreement pursuant to this clause
(i) if it has complied in all material respects with its obligations under Sections 4.08 and 4.09, or (ii) a material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which causes the conditions set forth in Section 5.02(a) (in the case of termination by AFC) and Section 5.03(a) (in the case of the termination by LISB) not to be satisfied and such breach is not cured within 25 business days after written notice of such breach is given to the party committing such breach by the other party; or which breach is not capable of being cured by the date set forth in Section 6.01(d) or any extension thereof;

     (c) by AFC or LISB by written notice to the other party if either (i) any approval, consent or waiver of a governmental agency required to permit consummation of the transactions contemplated hereby shall have been denied and such denial is final and non-appealable or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

     (d) by AFC or LISB, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by March 31, 1999 (the "Initial Termination Date"); PROVIDED that if as of such date all necessary regulatory or governmental approvals, consents or waivers required to consummate the transactions contemplated hereby shall not have been obtained but all other conditions to the consummation of the Merger (other than the delivery of executed documents at the Closing) shall be fulfilled, the Initial Termination Date shall be extended to June 30, 1999, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

     (e) by AFC, if its board of directors so determines by vote of a majority of the members of its entire board, if one of the events set forth in Section 6.03(a) or (b) occurs.

     (f) This Agreement may be terminated, and the Merger abandoned, at or prior to the Effective Time, either before or after its approval by the stockholders of LISB and AFC, by LISB, if its board of directors so determines by a majority vote of members of its entire board, at any time during the five-day period commencing on the Valuation Date (the "Effective Termination Date"), that both of the following conditions are satisfied:

          (i) The AFC Market Value on the Valuation Date shall be less than an amount equal to $49.76, adjusted as indicated in the last sentence of this Section 6.01(f) (the "Initial AFC Market Value"); and

          (ii) (A) the number obtained by dividing the AFC Market Value on the Valuation Date by the Initial AFC Market Value (the "AFC Ratio") shall be less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting .175 from the quotient in this clause (ii)(B) (the "Index Ratio");

SUBJECT, HOWEVER, to the following three sentences. If LISB elects to exercise its termination right pursuant to this Section 6.01(f), it shall give prompt written notice thereof to AFC; PROVIDED, that such notice of election to terminate may be withdrawn at any time prior to the Effective Termination

Date. During the FIVE-DAY PERIOD commencing with its receipt of such notice, AFC shall have the option to increase the consideration to be received by the holders of AFC Common Stock hereunder, by adjusting the Exchange Ratio to equal the lesser of (x) a number equal to a fraction, the numerator of which is 1.15 multiplied by the Initial AFC Market Value and the denominator of which is the AFC Market Value, and (y) a number equal to a fraction, the numerator of which is the Index Ratio multiplied by 1.15 and the denominator of which is the AFC Ratio. If AFC so elects it shall give, within such five day period, written notice to LISB of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 6.01(f) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

          For purposes of this Section 6.01(f), the following terms shall have the meanings indicated below:

          "Final Index Price" means the sum of the Final Prices for each company comprising the Index Group multiplied by the weighting set forth opposite such company's name in the definition of Index Group below.

          "Final Price," with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the period of 30 trading days ending on the Valuation Date.

          "Index Group" means the 25 financial institution holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction (as defined in Section 6.03) involving such company publicly announced at any time during the period beginning on the date of this Agreement and ending on the Valuation Date. In the event that the common stock of any such company ceases to be publicly traded or an Acquisition proposal involving any such company is announced at any time during the period beginning on the date of this Agreement and ending on the Valuation Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 25 financial institution holding companies and the weights attributed to them are as follows:

     Holding Company                            Weighting
     ---------------                            ---------

     ALBANK Financial                             1.44%

     Bank United Corp.                            3.67%

     Bay View Capital                             0.93%

     Charter One Financial                        9.45%

     Holding Company                            Weighting
     ---------------                            ---------

     Commercial Federal Corp.                     2.67%

     Dime Bancorp, Inc.                           7.75%

     Downey Financial                             1.92%

     First Empire State                           7.15%

     Golden West Financial                       12.18%

     GreenPoint Financial                         6.96%

     Harris Financial                             2.02%

     MAF Bancorp                                  1.31%

     North Fork Bancorp                           6.04%

     Northwest Bancorp                            1.76%

     People's Bank (MHC)                          5.33%

     Peoples Heritage Financial                   3.09%

     Queens County Bancorp                        1.49%

     Roslyn Bancorp                               2.34%

     Sovereign Bancorp                            4.74%

     St. Paul Bancorp                             1.96%

     Staten Island Bancorp                        2.06%

     TCF Financial                                7.02%

     TR Financial                                 1.36%

     Washington Federal Inc.                      3.25%

     Webster Financial                            2.11%

     "Initial Index Price" means the sum of the per share closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded on the trading day immediately preceding the public announcement of this Agreement.

     "AFC Market Value" shall mean the average of the mean between the closing high bid and low asked price of a share of AFC Common Stock, as reported on the Nasdaq Stock Market National Market System, for the 30 consecutive trading days immediately preceding the Valuation Date.

     "Valuation Date" means the day that is the latest of (i) the day of expiration of the last waiting period with respect to any of the required regulatory approvals, as defined in Section 5.01(b), (ii) the day on which the last of the requested required approvals, as defined in Section 5.01(b), is obtained and (iii) the day on which the last of the required stockholder approvals have been received.

     If AFC or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Valuation Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 6.01(f).

     SECTION 6.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement by either AFC or LISB, as provided above, this Agreement shall thereafter become void and, subject to the provisions of Section 6.03, there shall be no liability on the part of any party hereto or their respective officers or directors, except that (a) any such termination shall be without prejudice to the rights of any party hereto arising out of the breach by any other party of any covenant, representation or obligation contained in this Agreement and (b) the obligations of the parties under Section 6.03 and Section
8.06 shall survive.

     SECTION 6.03 THIRD PARTY TERMINATION FEE TO AFC. In recognition of the efforts, expenses and other opportunities foregone by AFC while structuring the Merger, the parties agree that:

     (a) LISB shall pay to AFC a termination fee of Thirty Million and 00/100 Dollars ($30,000,000.00) plus AFC's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) in cash on demand if, after a BONA FIDE proposal is made by a third party to LISB or its stockholders to engage in an Acquisition Transaction, any of the following occur:

          (i) LISB shall have breached any covenant or obligation contained in this Agreement and such breach would entitle AFC to terminate the Agreement;

          (ii) the holders of LISB stock shall not have approved the Agreement at the meeting of such stockholders held for the purpose of voting on the Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Agreement; or

          (iii) LISB's Board of Directors shall have withdrawn or modified in a manner adverse to AFC the recommendation of LISB's Board of Directors with respect to the Agreement; and

     (b) LISB shall pay to AFC a termination fee of Sixty Million and 00/100 Dollars ($60,000,000.00) plus AFC's documented, reasonable out-of-pocket expenses (including fees and expenses of legal, financial and accounting advisors) in cash on demand if, during a period of 18 months after the date hereof either if the following occurs:

          (i) the acquisition by any person other than AFC or an affiliate of AFC of beneficial ownership of 10% or more of the then outstanding voting power of LISB; or

          (ii) LISB or any of its Subsidiaries, without having received AFC's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as defined herein) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder) other than AFC or any of its Subsidiaries or the Board of Directors of LISB shall have recommended that the stockholders of LISB approve or accept any Acquisition Transaction with any person other than AFC or any of its Subsidiaries. For purposes of this Agreement, "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving LISB,
(y) a purchase, lease or other acquisition of all or substantially all of the assets of LISB or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of LISB; PROVIDED, that the term "Acquisition Transaction" does not include any internal merger or consolidation involving only LISB and/or its Subsidiaries.

     Any fee payable to AFC pursuant to Section 6.03(b) shall be reduced dollar for dollar to the extent that any fee is actually paid pursuant to Section 6.03(a). Any fee payable to AFC pursuant to this Section 6.03 shall be reduced dollar for dollar (but shall not be reduced to a negative number) to the extent that the Total Profit (as defined in the LISB Option Agreement) exceeds $60,000,000. Notwithstanding the foregoing, LISB shall not be obligated to pay to AFC such termination fees in the event that (i) LISB or AFC validly terminate this Agreement pursuant to Section 6.01(a) or 6.01(c) or (ii) LISB terminates this Agreement pursuant to Section 6.01(b)(ii) or 6.01(d).

                                     ARTICLE VII

                      CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME

     SECTION 7.01 EFFECTIVE DATE AND EFFECTIVE TIME. The closing of the transactions contemplated hereby shall take place at the offices of Thacher Proffitt & Wood, Two World Trade Center, New York, New York 10048, on a date no later than five (5) business day following the latest to occur of (i) the expiration of the last applicable waiting period in connection with notices to and approvals of governmental authorities shall occur (ii) the effective date of the last order, approval or exemption of any other governmental authority approving or exempting the Merger if such action is required, and (iii) all conditions to the consummation of this Agreement are satisfied or waived, or on such other date as may be agreed by the parties (the date of such closing being referred to herein as the "Closing Date"). Prior to the Closing Date, AFC and LISB shall execute a Certificate of Merger in accordance with all appropriate legal requirements which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or on such date and time as may be specified in such Certificate of Merger. The date of such filing or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be as set forth in such Certificate of Merger.

     SECTION 7.02 DELIVERIES AT THE CLOSING. Subject to the provisions of Articles V and VI, on the Closing Date there shall be delivered to AFC and LISB the documents and instruments required to be delivered under Article V.

                                     ARTICLE VIII

                                CERTAIN OTHER MATTERS

     SECTION 8.01 CERTAIN DEFINITIONS; INTERPRETATION. As used in this Agreement, the following terms shall have the meanings indicated:

     "material" means material to AFC or LISB (as the case may be) and its respective Subsidiaries, taken as a whole.

     "person" includes an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization.

     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include", "includes", or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to any other gender.

     SECTION 8.02 SURVIVAL. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 4.14 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time. If the Agreement shall be terminated, the agreements of the parties in the last three sentences of Section 4.03(a) and Section 8.06 shall survive such termination.

     SECTION 8.03 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of LISB or AFC, no amendment may be made that would reduce the Merger Consideration or contravene any provision of the Delaware General Corporation Law or federal banking laws, rules and regulations.

     SECTION 8.04 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

     SECTION 8.05 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

     SECTION 8.06 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that AFC shall pay all printing expenses and SEC filing fees.

     SECTION 8.07 NOTICES. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice to the other party hereto.

     If to LISB:

          Long Island Bancorp, Inc.
          201 Old Country Road
          Melville, New York 11747
          Facsimile:
          Attention:  John J. Conefry, Jr.
                      Chairman and Chief Executive Officer

     With copies to:

          Milbank Tweed Hadley & McCloy
          One Chase Manhattan Plaza
          New York, New York 10005
          Facsimile:  (212) 530-5219
          Attention:  Mel M. Immergut, Esq.

     If to AFC, to:

          Astoria Financial Corporation
          One Astoria Federal Plaza
          Lake Success, New York 11042-1805
          Facsimile:  (516) 327-3000
          Attention:  George L. Engelke, Jr.
                      Chairman, President and Chief Executive Officer

     With copies to:

          Thacher Proffitt & Wood
          Two World Trade Center
          New York, New York 10048
          Facsimile:  (212) 912-7751
          Attention:  Omer S.J. Williams, Esq.

     SECTION 8.08 ENTIRE AGREEMENT, ETC. This Agreement, together with the Option Agreement and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for Section 4.14, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 8.09 ASSIGNMENT. This Agreement may not be assigned by either party hereto without the written consent of the other party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the 2nd day of April, 1998.

                                   ASTORIA FINANCIAL CORPORATION


                                   By:  /s/ George L. Engelke, Jr.
                                        ---------------------------------------
                                        George L. Engelke, Jr.
                                        Chairman, President and Chief Executive
                                        Officer


                                   LONG ISLAND BANCORP, INC.


                                   By:  /s/ John J. Conefry, Jr.
                                        ---------------------------------------
                                        John J. Conefry, Jr.
                                        Chairman and Chief Executive Officer

                                                           [Exhibit 1.05]


              ==========================================================




                                PLAN OF BANK MERGER



                    DATED AS OF THE __th DAY OF _________, 1998



                                   BY AND BETWEEN



                         THE LONG ISLAND SAVINGS BANK, FSB



                                        AND



                    ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION




              ==========================================================

          THIS PLAN OF BANK MERGER ("Plan of Merger") dated __________, 1998, is by and between Astoria Federal Savings and Loan Association (the "Association"), a federally chartered savings bank and a wholly-owned subsidiary of Astoria Financial Corporation, a Delaware corporation ("AFC"), and The Long Island Savings Bank, FSB (the "LISB Bank") a federally chartered stock savings bank and a wholly owned subsidiary of Long Island Bancorp, Inc., a Delaware corporation ("LISB Bank"), pursuant to an Agreement and Plan of Merger dated as of ____________, 1998 (the "Agreement"), by and between AFC and LISB. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

                                      BACKGROUND

          1. The authorized capital stock of the Association consists of __________ shares of common stock, par value $0.10 per share (the "Association Common Stock"), of which 1,000 shares are issued and outstanding, and __________ shares of preferred stock, par value $1.00 per share, of which none are issued and outstanding.

          2. The authorized capital stock of the LISB Bank consists of _________ shares of common stock, par value $1.00 per share (the "LISB Bank Common Stock"), of which _________ shares are issued and outstanding.

          3. The respective Boards of Directors of the Association and the LISB Bank deem the merger of the LISB Bank with and into the Association, pursuant to the terms and conditions set forth or referred to herein, to be desirable and in the best interests of the respective corporations and their respective shareholders.

          4. The respective Boards of Directors of the Association and the LISB Bank have adopted resolutions approving this Plan of Merger. The respective Boards of Directors of the AFC, the Association, the LISB and the LISB Bank have adopted resolutions approving the Agreement, pursuant to which this Plan of Merger is being executed by the Association and the LISB Bank.

                                      AGREEMENT

          In consideration of the promises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America and the State of New York, the Association and the LISB Bank, intending to be legally bound hereby, agree:

                                    ARTICLE 1.121

                                       MERGER

          Subject to the terms and conditions of this Plan of Merger and in accordance with the applicable laws and regulations of the United States of America and the State of New York, on the

Effective Date (as that term is defined in Article V hereof) the LISB Bank shall merge with and into the Association; the separate existence of the LISB Bank shall cease; and the Association shall be the surviving corporation (such transaction is referred to herein as the "Merger" and the Association, as the surviving corporation in the Merger, is referred to herein as the "Surviving Bank"). The Association, whose name will remain unaffected by the Merger, will have its home office at ________________ and its branch offices at the locations listed on Exhibit "A."

                                    ARTICLE 1.122

                                  CHARTER AND BYLAWS

          On and after the Effective Date, the Federal Stock Charter and Bylaws of the Association, as in effect immediately prior to the Effective Date, shall automatically be and remain the Federal Stock Charter and Bylaws of the Surviving Bank, until altered, amended, or repealed.

                                    ARTICLE 1.123

                                  BOARD OF DIRECTORS

          3.(a) BOARD OF DIRECTORS. On and after the Effective Date, the directors of the Surviving Bank shall consist of the directors of the Association duly elected and holding office immediately prior to the Effective Date and the directors of LISB named herein. The names and residence addresses of the directors are:

          Name                               Residence Address
          ----                               -----------------












                                    ARTICLE 1.124

                                 CONVERSION OF SHARES

          4.(b)  COMMON STOCK OF THE ASSOCIATION.  Each share of the
Association Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding as a share of common stock of the Surviving Bank.

          4.(c) COMMON STOCK OF THE LISB BANK. Each share of the LISB Bank Common Stock issued and outstanding immediately prior to the Effective Date, and each share of the LISB Bank Common Stock issued and held in the treasury of the LISB Bank as of the Effective Date, if any, shall, on the Effective Date, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

                                    ARTICLE 1.125

                             EFFECTIVE DATE OF THE MERGER

          The Merger shall be effective on the date on which all filings with government agencies, as may be required under applicable laws and regulations for the Merger to become effective, are made and accepted by the applicable agencies (the "Effective Date").

                                    ARTICLE 1.126

                                 EFFECT OF THE MERGER

          6.(d) SEPARATE EXISTENCE. On the Effective Date the separate existence of the LISB Bank shall cease and all of the property (real, personal and mixed), rights, powers, duties and obligations of the LISB Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

          6.(e) SAVINGS ACCOUNTS. After the Effective Date, the Association will continue to issue savings accounts on the same basis as immediately prior to the Effective Date.

          6.(f) LIQUIDATION ACCOUNT. After the Effective Date, the Association will continue to maintain the Association's liquidation account for the benefit of eligible account holders on the same basis as immediately prior to the Effective Date, and the LISB Bank's liquidation account for the benefit of eligible account holders shall automatically be expressly assumed by the Association, as of the Effective Date, on the same basis as it existed immediately prior to the Effective Date.

                                    ARTICLE 1.127

                                 CONDITIONS PRECEDENT

          The obligations of the Association and the LISB Bank to effect the Merger shall be subject to satisfaction, unless duly waived by the party permitted to do so, of the conditions precedent set forth in the Agreement.

                                    ARTICLE 1.128

                                     TERMINATION

          This Plan of Merger shall terminate upon any termination of the Agreement in accordance with its terms; PROVIDED, HOWEVER, that any such termination of this Plan of Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.

                                    ARTICLE 1.129

                                      AMENDMENT

          Subject to applicable law, this Plan of Merger may be amended at any time prior to consummation of the Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.

                                    ARTICLE 1.1210

                                    MISCELLANEOUS

          10.(g) EXTENSIONS; WAIVERS. Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Merger.

          10.(h) NOTICES. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of Section 8.07 of the Agreement.

          10.(i) CAPTIONS. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Merger.

          10.(j) COUNTERPARTS. For the convenience of the parties hereto, this Plan of Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.

          10.(k) GOVERNING LAW. This Plan of Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling Federal law, in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, the Association and LISB Bank have caused this Plan of Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.



                              By
                                 -----------------------------------------------
                                 George L. Engelke, Jr.
                                 Chairman, President and Chief Executive Officer



                              By
                                 -----------------------------------------------
                                 John J. Conefry, Jr.
                                 Chairman and Chief Executive Officer

                                     EXHIBIT "A"
                                  TO PLAN OF MERGER

                                     Association
                                   BRANCH LOCATIONS

                                                                 April ___, 1998


Astoria Financial Corporation
One Astoria Federal Plaza
Lake Success, New York 11042

Ladies and Gentlemen:

     I am delivering this letter to you in connection with the proposed merger (the "Merger") of Long Island Bancorp, Inc. ("LISB") with and into Astoria Financial Corporation, ("AFC"), pursuant to the Agreement and Plan of Merger dated April ___, 1998 (the "Agreement") between LISB and AFC. Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Agreement. I currently own _______ shares of common stock, par value $0.01 per share, of LISB ("LISB Common Stock"). As a result of the Merger, I will receive shares of common stock of AFC, par value $0.01 per share ("AFC Common Stock), in exchange for my LISB Common Stock.

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of LISB, as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations promulgated under the Securities Act of 1993, as amended (the "1933 Act") by the Securities and Exchange Commission (the "Commission") and as the term "affiliate" is used for purposes of the Commission's rules and regulations applicable to the determination of whether a merger can be accounted for as a "pooling-of-interests" as specified in the Commission's Accounting Series Release 135, as amended by Staff Accounting Bulletins Nos. 65 and 76 ("ASR 135").

     I represent to and agree with AFC:

     A. TRANSFER REVIEW RESTRICTIONS. During the period beginning on the date hereof and ending 30 days prior to the consummation of the Merger, I shall not sell, transfer, reduce my risk with respect to or otherwise dispose of ("transfer") any LISB Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control to transfer any LISB Common Stock owned by such person or entity, without notifying AFC in advance of the proposed transfer and giving AFC a reasonable opportunity to review the transfer before it is consummated. AFC, if advised to do so by its independent public accountants, may instruct me not to make or permit the transfer because it may interfere with the "pooling-of-interests" treatment of the Merger. I shall abide by any such instructions.

     B. TRANSFER RESTRICTIONS DURING MERGER CONSUMMATION PERIOD. I shall not transfer any LISB Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, to transfer any LISB Common Stock owned by such person or entity during the period beginning 30 days prior to the consummation of the Merger and ending immediately after financial results covering at least 30 days of post-Merger combined operations have been published by AFC by means of the filing of a Form 10-Q or Form 8-K under the

Securities Exchange Act 1934, as amended, the issuance of a quarterly earnings report, or any other public issuance which satisfies the requirements of ASR 135.

     C. COMPLIANCE WITH RULE 145. I have been advised that the issuance of AFC Common Stock to me pursuant to the Merger will be registered with the Commission under the 1933 Act on a Registration Statement on Form S-4. However, I have also been advised that, since I may be deemed to be an affiliate of LISB at the time the Merger is submitted for a vote of LISB's stockholders, any transfer by me of AFC Common Stock is restricted under Rule 145 promulgated by the Commission under the 1933 Act. I agree not to transfer any AFC Common Stock received by me or any of my affiliates unless (i) such transfer is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the 1933 Act, (ii) in the opinion of AFC counsel or counsel reasonably acceptable to AFC, such transfer is otherwise exempt from registration under the 1933 Act or (iii) such transfer is registered under the 1933 Act.

     D. STOP TRANSFER INSTRUCTIONS; LEGEND ON CERTIFICATES. I also understand and agree that stop transfer instructions will be given to AFC transfer agents with respect to the AFC Common Stock received by me and any of my affiliates and that there will be placed on the certificates of the AFC Common Stock issued to me and any of my affiliates, or any substitutions therefor, a legend stating in substance:

                THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED APRIL __, 1998 BETWEEN THE REGISTERED HOLDER HEREOF AND ASTORIA FINANCIAL CORPORATION, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF ASTORIA FINANCIAL CORPORATION.

     E. CONSULTATION WITH COUNSEL. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to transfer LISB Common Stock or AFC Common Stock to the extent I felt necessary with my counsel or counsel for LISB.

     F. VOTING OF SHARES. I will be present (in person or by proxy) at all meetings of shareholders of LISB called to vote for approval of the Merger so that all shares of LISB Common Stock I then own will be counted for the purpose of determining the presence of a quorum at such meetings and I will vote all such shares (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of LISB), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving LISB.

     Execution of this letter is not an admission on my part that I am an "affiliate" of LISB as described in the second paragraph of this letter, or a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter. This letter shall terminate concurrently with any termination of the Agreement in accordance with its terms.



                                        Very truly yours,


                                        ---------------------------------
                                        Name:
                                        Title:


ACCEPTED THIS ____ DAY OF
APRIL, 1998 BY


ASTORIA FINANCIAL CORPORATION


By:
   ---------------------------------
   Name:
   Title:

                                                                 April ___, 1998


Long Island Bancorp, Inc.
201 Old Country Road
Melville, New York 11797


Ladies and Gentlemen:

     I am delivering this letter to you in connection with the proposed merger (the "Merger") of Long Island Bancorp, Inc. ("LISB") with and into Astoria Financial Corporation, a Delaware corporation ("AFC"), pursuant to the Agreement and Plan of Merger dated April ___, 1998 (the "Agreement"). I currently own ________ shares of AFC common stock, par value of $0.01 per share ("AFC Common Stock").

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of AFC, as the term "affiliate" is used for purposes of the rules and regulations of the Securities and Exchange Commission (the "Commission") applicable to the determination of whether a merger can be accounted for as a "pooling-of-interests" as specified in the Commission's Accounting Series Release 135, as amended by Staff Accounting Bulletins Nos. 65 and 76 ("ASR 135").

     I represent and covenant with AFC and LISB that:

     A. TRANSFER REVIEW RESTRICTIONS. During the period beginning on the date hereof and ending 30 days prior to the consummation of the Merger, I shall not sell, transfer, reduce my risk with respect to or otherwise dispose of ("transfer") any AFC Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, to transfer any AFC Common Stock owned by such person or entity, without notifying AFC in advance of the proposed transfer and giving AFC a reasonable opportunity to review the transfer before it is consummated. AFC, if advised to do so by its independent public accountants, may instruct me not to make or permit the transfer because it may interfere with the "pooling-of-interests" treatment of the Merger. I shall abide by any such instructions.

     B. TRANSFER RESTRICTIONS DURING MERGER CONSUMMATION PERIOD. During the period beginning 30 days prior to the consummation of the Merger and ending immediately after financial results covering at least 30 days of post-Merger combined operations have been published by AFC by means of filing of a Form 10-Q or Form 8-K under the Securities Exchange Act of 1934, as amended, the issuance of a quarterly earnings report, or any other public issuance which satisfies the requirements of ASR 135, I shall not transfer any AFC Common Stock owned by me, and I shall not permit any relative who shares my home, or any person or entity who or which I control, to transfer any AFC Common Stock owned by such person or entity.

     C. CONSULTATION WITH COUNSEL. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to transfer AFC Common Stock to the extent I felt necessary with my counsel or counsel for AFC.

     D. VOTING OF SHARES. I will be present (in person or by proxy) at all meetings of shareholders of AFC called to vote for approval of the Merger so that all shares of AFC Common Stock I then own will be counted for the purpose of determining the presence of a quorum at such meetings and I will vote all such shares (i) in favor of approval and adoption of the Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of AFC), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving AFC.

     Execution of this letter is not an admission on my part that I am an "affiliate" of AFC as described in the second paragraph of this letter, or a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter. This letter shall terminate concurrently with any termination of the Agreement in accordance with its terms.

                                        Very truly yours,


                                        ------------------------------------
                                        Name:
                                        Title:


ACCEPTED THIS ____ DAY OF
APRIL, 1998 BY

LONG ISLAND BANCORP, INC.


By:
   ----------------------------------
   Name:
   Title:

                  [FORM OF AMENDMENT TO LONG ISLAND BANCORP, INC.]

                        AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     THIS AMENDMENT NO. 1 ("Amendment"), dated as of April 2, 1998, to the Rights Agreement, dated as of April 22, 1997, (the "Rights Agreement"), by and between Long Island Bancorp, Inc. a Delaware corporation (the "Corporation"), and ChaseMellon Shareholder Services, L.L.C., a national banking organization (the "Rights Agent"). Unless otherwise provided herein, all capitalized terms shall have the meanings set forth in the Rights Agreement.

     WHEREAS, no Person has become an Acquiring Person; and

     WHEREAS, the Board of Directors of the Corporation, in connection with the Agreement and Plan of Merger, dated April 2, 1998 (the "Merger Agreement"), by and between the Corporation and AFC ("AFC"), has authorized the Corporation to enter into a Stock Option Agreement (the "LISB Option Agreement") with the Corporation, which provides for the Corporation's grant to AFC of an option (the "Option") to purchase _______ shares of the Corporation's common stock, par value $0.01 par share (the "Common Stock"), on the terms and conditions set forth in the LISB Option Agreement; and

     WHEREAS, the Board of Directors of the Corporation, subject to certain conditions, desires to amend the Rights Agreement to exclude the acquisition of the Option and the Common Stock by AFC pursuant to the LISB Option Agreement from the operation of the Rights Agreement;

     NOW, THEREFORE, in consideration of the premises and covenants set forth in the Rights Agreement and in this Amendment No. 1 thereto, the parties hereby agree as follows:

     1. Section 1(a) of the Rights Agreement is hereby amended by inserting the following phrase immediately following the phrase "but shall not include":

          Astoria Financial Corporation ("AFC"), or any Affiliate of AFC, as a result of the merger of the Corporation with and into AFC pursuant to the Agreement and Plan of Merger, dated April 2, 1998 by and between the Corporation and AFC, AFC's right to acquire, or AFC's acquisition of, Common Shares of the Corporation pursuant to the Long Island Bancorp, Inc. Option Agreement dated April 2, 1998 into by and between AFC and the Corporation, as the same may be amended, from time to time,

     2. On and after the date of this Amendment No. 1 any reference in the Rights Agreement (including the Exhibits thereto) to "This Agreement," "hereunder," "hereof," or "herein" or words of like import shall mean and be a reference to the Rights Agreement as amended by this Amendment No. 1.

     3. This Amendment No. 1 shall be effective as of the date and time of its execution.

     4. This Amendment No.1 may be executed in counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and attested, all as of the day and year first above written.

                              LONG ISLAND BANCORP, INC.


                              By:
                                 ---------------------------------------
                                 John J. Conefry, Jr.
                                 Chairman and Chief Executive Officer


Attest:


By:
   ------------------------------
   Corporate Secretary



                              CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
                              as Rights Agent


                              By:
                                 ---------------------------------------
                                 Name:
                                 Title:


Attest:


By:
   ------------------------------
   Name:
   Title:

       [FORM OF AMENDMENT TO ASTORIA FINANCIAL CORPORATION RIGHTS AGREEMENT]

                        AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     THIS AMENDMENT NO. 1 ("Amendment"), dated as of July 17, 1996, to the Rights Agreement, dated as of July 17, 1996, (the "Rights Agreement"), by and between Astoria Financial Corporation, a Delaware corporation (the "Corporation"), and ChaseMellon Shareholder Services, L.L.C., a national banking organization (the "Rights Agent"). Unless otherwise provided herein, all capitalized terms shall have the meanings set forth in the Rights Agreement.

     WHEREAS, no Person has become an Acquiring Person; and

     WHEREAS, the Board of Directors of the Corporation, in connection with the Agreement and Plan of Merger, dated ___________ (the "Merger Agreement"), by and between the Corporation and LISB ("LISB"), has authorized the Corporation to enter into a Stock Option Agreement (the "AFC Option Agreement") with the Corporation, which provides for the Corporation's grant to LISB of an option (the "Option") to purchase _______ shares of the Corporation's common stock, par value $0.01 par share (the "Common Stock"), on the terms and conditions set forth in the AFC Option Agreement; and

     WHEREAS, the Board of Directors of the Corporation, subject to certain conditions, desires to amend the Rights Agreement to exclude the acquisition of the Option and the Common Stock by LISB pursuant to the AFC Option Agreement from the operation of the Rights Agreement;

     NOW, THEREFORE, in consideration of the premises and covenants set forth in the Rights Agreement and in this Amendment No. 1 thereto, the parties hereby agree as follows:

     1. Section 1(a) of the Rights Agreement is hereby amended by inserting the following phrase immediately following the phrase "but shall not include":

          Long Island Bancorp, Inc. ("LISB"), or any Affiliate of LISB as a result of LISB's right to acquire, or LISB's acquisition of, Common Shares of the Corporation pursuant to the related Astoria Financial Corporation Option Agreement to be entered into by and between LISB and the Corporation, as the same may be amended, from time to time,

     2. On and after the date of this Amendment No. 1 any reference in the Rights Agreement (including the Exhibits thereto) to "This Agreement," "hereunder," "hereof," or "herein" or words of like import shall mean and be a reference to the Rights Agreement as amended by this Amendment No. 1.

     3. This Amendment No. 1 shall be effective as of the date and time of its execution.

     4. This Amendment No.1 may be executed in counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and attested, all as of the day and year first above written.

                                   ASTORIA FINANCIAL CORPORATION


                                   By:
                                      -----------------------------------
                                      George L. Engelke, Jr.
                                      Chairman, President and Chief
                                       Executive Officer

Attest:


By:
   --------------------------------
   William K. Sheerin
   Corporate Secretary

                                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.
                                   as Rights Agent


                                   By:
                                      -----------------------------------
                                      Name:
                                      Title:

Attest:


By:
   ---------------------------------
   Name:
   Title: